Exhibit 10.1 Execution Version

$1,000,000,000
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
April 3, 2024
among
CARLISLE COMPANIES INCORPORATED
and
CARLISLE, LLC,
as co-borrowers,
the banks listed herein,
Wells Fargo Bank, N.A.,
Bank of America, N.A.,
Truist Bank and
The Toronto-Dominion Bank, New York Branch,
as co-syndication agents,
Mizuho Bank, Ltd.,
as documentation agent
and
JPMorgan Chase Bank, N.A.,
as Administrative Agent

JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BofA Securities, Inc. and Truist Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners

INDEX OF EXHIBITS AND SCHEDULES
SCHEDULE 1.01    –    Revolving Commitments
SCHEDULE 2.01C    –    Letter of Credit Commitments
SCHEDULE 4.09    –    Material Subsidiaries
EXHIBIT A    –    Form of Assignment and Assumption Agreement
EXHIBIT B    –    Form of Interest Election Request
EXHIBIT C    –    Form of Note
EXHIBIT D    –    Form of Term Loan Supplement
EXHIBIT E    –    Form of Money Market Quote Request
EXHIBIT F    –    Form of Money Market Quote
EXHIBIT G    –    Form of Increased Commitment Supplement
EXHIBIT H    –    Reserved
EXHIBIT I-1    –    U.S. Tax Certificate (For Non-U.S. Banks that are not Partnerships for
        U.S. Federal Income Tax Purposes)
EXHIBIT I-2    –    U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-3    –    U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-4    –    U.S. Tax Certificate (For Non-U.S. Banks that are Partnerships for U.S. Federal Income Tax
        Purposes)

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated April 3, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is among CARLISLE COMPANIES INCORPORATED, a Delaware corporation (“Carlisle”), CARLISLE, LLC, a Delaware limited liability company (“CSL LLC” and together with Carlisle, herein the “Co-Borrowers”), the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
A.    Carlisle, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and certain other parties entered into that certain Fourth Amended and Restated Credit Agreement dated February 5, 2020 (as amended, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Prior Credit Agreement”).
B.    Carlisle has requested that the Prior Credit Agreement be amended to, among other things, (i) extend the Revolving Termination Date to the fifth anniversary of the Effective Date and (ii) make certain other changes thereto. The parties have agreed to amend and restate the Prior Credit Agreement on the terms and conditions set forth herein.
C.    The proceeds of any borrowings hereunder are to be used to refinance existing indebtedness, to make acquisitions and other similar investments, for capital expenditures and working capital and for other general corporate purposes. Letters of Credit issued hereunder shall be issued to support transactions of Carlisle and the Subsidiaries.
NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree that the Prior Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. The following terms, as used herein, have the following meanings:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Maximum Amount” has the meaning set forth in Section 2.22.
“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT Page 1

0.32138% for a three month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity. JPMorgan Chase Bank, National Association may, in its discretion, arrange for one or more its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to Carlisle) duly completed by such Bank.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Payments” has the meaning set forth in Section 2.22.
“Agreed Currencies” means Dollars and each Available Currency.
“Agreement” means this Agreement (as set forth in the introduction hereto), as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the
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avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.01(c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Co-Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951 – 1959).
“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans, its Domestic Lending Office, (ii) in the case of its Term Benchmark Loans, its Lending Office, (iii) in the case of its Available Currency Loans, its Available Currency Lending Office, and (iv) in the case of its Money Market Loans, its Money Market Lending Office.
“Applicable Parties” has the meaning set forth in Section 7.03(c).
“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment; provided that, in the case of Section 8.09 when a Defaulting Bank shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Loans”, “Term Benchmark Loans, SONIA Loans and CBR Loans” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Pricing Level:

Pricing Level:	ABR Loans	Term Benchmark Loans, SONIA Loans and CBR Loans	Facility Fee Rate
Level I	0.00%	0.825%	0.05%
Level II	0.00%	0.925%	0.075%
Level III	0.00%	1.00%	0.10%
Level IV	0.10%	1.10%	0.15%
Level V	0.30%	1.30%	0.20%
Level VI	0.50%	1.50%	0.25%

For purposes of the foregoing, (i) if the ratings established by both S&P and Moody’s for the Index Debt shall fall within the same Pricing Level, the Applicable Rate shall be determined by reference to such Level; (ii) if none of Moody’s and S&P shall have in effect a rating for the Index Debt (other than
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by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Level VI; (iii) if only one Rating Agency shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Pricing Level in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall each fall within different Pricing Levels from each other, the Applicable Rate shall be based on the highest of the two ratings unless the difference in ratings is more than one full rating category, in which case the Applicable Rate shall be determined by reference to the Pricing Level next above that of the lowest of the two ratings; and (v) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of three (3) Business Days after notice of such change shall have been furnished by Carlisle to the Administrative Agent (for distribution to the Banks) pursuant to this Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Co-Borrowers and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. As of the Effective Date, the Pricing Level is anticipated to be Level III.
“Applicable Time” means, with respect to any Borrowings and payments in any Available Currency, the local time in the place of settlement for such Available Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Co-Borrower Portal” has the meaning set forth in Section 7.09(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 7.03.
“Approved Fund” has the meaning as set forth in Section 9.06.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and separately provided to the Co-Borrowers.
“Available Currency” means the Euro, Sterling, Yen, the Canadian Dollar or any other freely available currency that is (i) a lawful currency that is readily available and freely transferable and convertible into Dollars, (ii) available in the London interbank market and (iii) agreed to by the Administrative Agent and each of the Banks. The term “Available Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in an Available Currency.
“Available Currency Exposure” means, at any time, the aggregate principal Dollar Equivalent of all Revolving Loans denominated in Available Currencies outstanding at such time. The Available Currency Exposure of any Bank (including each Available Currency Revolving Bank) at any time shall be its Applicable Percentage of the total Available Currency Exposure at such time.
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“Available Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Available Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Available Currency Lending Office by notice to the Co-Borrowers and the Administrative Agent.
“Available Currency Loan” means a Revolving Available Currency Loan or a Term Available Currency Loan.
“Available Currency Office” means, with respect to an Available Currency, the office of the Administrative Agent designated by the Administrative Agent as such by notice to the Co-Borrowers and the Banks.
“Available Currency Revolving Bank” means a Bank with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Bank holding direct interests in Revolving Available Currency Loans. An Available Currency Revolving Bank may, in its discretion, arrange for one or more Revolving Available Currency Loans to be made by one or more of its domestic or foreign branches, in which case the term “Available Currency Revolving Bank” shall include any such branch or Affiliate with respect to Loans made by such Person.
“Available Currency Sublimit” means an amount equal to the lesser of (a) $500,000,000 and (b) the total amount of the Revolving Commitments. The Available Currency Sublimit is a part of, and not in addition to, the Revolving Commitments hereunder.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.01.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
“Banks” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, Increased Commitment Supplement or a Term
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Loan Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.
“Benchmark” means, initially, with respect to any (i) SONIA Loan, the applicable Relevant Rate for Sterling or (ii) Term Benchmark Loan, the Relevant Rate for Dollars or the applicable Relevant Rate for the applicable Available Currency; provided that, if a Benchmark Transition Event or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for Dollars or such Available Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 8.01.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Available Currency (other than any Loan denominated in Canadian Dollars) or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:
(1) [reserved];
(2) (a) in the case of any Loan denominated in Dollars, Daily Simple SOFR and (b) in the case of any Loan denominated in Canadian Dollars, the sum of (i) Daily Simple CORRA and (ii) 0.29547%;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Co-Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Co-Borrowers shall be the term benchmark rate that is used in lieu of a SOFR-based rate in the relevant other Dollar-denominated syndicated credit facilities.
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such
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Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Co-Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Co-Borrowers, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark or Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Co-Borrowers, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)
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permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” (x) with respect to any Loans denominated in Available Currencies, the date of the public statement or publication of information referenced therein and (y) with respect to Loans denominated in Dollars, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark for Dollar-denominated Loans (or such component thereof) continues to be provided on such date;
(3) [reserved]; or
(4) in the case of an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Other Benchmark Rate Election, as applicable, is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Other Benchmark Rate Election, as applicable, is provided to the Banks, written notice of objection to such Other Benchmark Rate Election, as applicable, from Banks comprising the Required Banks.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, the Term CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will
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cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer (or, solely with respect to Loans denominated in Dollars, as of a specified future date will no longer be) representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrowing” means (a) a Revolving Borrowing, (b) a Money Market Loan or group of Money Market Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a “Business Day” shall only include (a) in relation to Loans denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (c) in relation to Loans denominated in Euros and in relation to the
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calculation or computation of EURIBOR, any day which is a TARGET Day, (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada, (e) in relation to SONIA Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SONIA Loan, or any other dealings in Sterling, any such day that is only a SONIA Business Day, (f) in relation to Loans denominated in an Available Currency other than Canadian Dollars, Euros, Sterling and Yen, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency and (g) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian dollars).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Carlisle” has the meaning set forth in the introduction hereto.
“Carlisle’s 2023 Form 10–K” means Carlisle’s annual report on Form 10–K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time, and (d) any other Available Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.0%; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 10

applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent SONIA Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last SONIA Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (d) any other Available Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate or the TIBOR Interpolated Rate, as applicable, as of such time); provided that if such rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Bank or Issuing Bank (or, for purposes of Section 8.03(b), by any lending office of such Bank or by such Bank’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“CIT” means the business comprising Carlisle’s Carlisle Interconnect Technologies business segment.
“Co-Borrower Communications” has the meaning set forth in Section 7.09.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Money Market Loans, Swingline Loans or Term Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
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“Co-Borrowers” has the meaning set forth in the introduction hereto.
“Co-Syndication Agent” means each of Bank of America, N.A., Wells Fargo Bank, N.A., The Toronto-Dominion Bank, New York Branch and Truist Bank, in their respective capacities as co-syndication agents hereunder.
“Collateral Account” has the meaning set forth in Section 2.17(j).
“Commitment” means the Revolving Commitment, the Term Loan Commitment, or a combination thereof (as the context requires).
“Committed Borrowing” means a Borrowing of Revolving Loans or Term Loans.
“Communications” has the meaning set forth in Section 7.03(c).
“Consolidated Assets” means, at any date, the assets of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
“Consolidated Debt” means, at any date, the Debt of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
“Consolidated EBITDA” has the meaning set forth in Section 5.11.
“Consolidated Finance Liabilities” has the meaning set forth in Section 5.11.
“Consolidated Interest Expense” has the meaning set forth in Section 5.11.
“Consolidated Net Income” means, for any fiscal period, the net income of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of: (a) the effect of any extraordinary or other nonrecurring gain (but not loss), (b) the net income or loss from discontinued operations; and (c) any gains or losses arising from the disposal of a discontinued business.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the balance sheet of Carlisle and its Consolidated Subsidiaries as of the end of the most recent calendar quarter and computed in accordance with GAAP.
“Consolidated Net Worth” means, at any date, the consolidated shareholders’ equity of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of Carlisle in its consolidated financial statements if such statements were prepared as of such date.
“Consolidated Tangible Net Worth” means, at any date, the sum of the following, determined on a consolidated basis as of such date: (i) the consolidated shareholders’ equity of Carlisle and its Consolidated Subsidiaries minus (ii) the amount of intangible assets carries on the balance sheet of Carlisle and its Consolidated Subsidiaries at such date.
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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Bank or any other Bank.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Co-Borrowers. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Simple SONIA” means, for any day (an “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0%.
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“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided that Debt shall not include available yet unborrowed commitments in any revolving credit facility of Carlisle or its Subsidiaries. In calculating the amount of Debt for any purposes under this Agreement, any particular issuance of Debt shall be recorded at par or its remaining principal amount (excluding any increase or decrease attributable to the termination of any related Derivatives Obligations), notwithstanding any contrary treatment in accordance with generally accepted accounting principles.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit, Revolving Available Currency Loans or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and Carlisle in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified Carlisle, the Administrative Agent, the Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Revolving Available Currency Loans and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate,
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disavow or disaffirm any contracts or agreements made with such Bank, or (iii) become the subject of a Bail-In Action.
“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Documentation Agent” means Mizuho Bank, Ltd., in its capacity as documentation agent hereunder.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Available Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Available Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Available Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dollars” or “$” refers to lawful currency of the United States of America.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Carlisle and the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
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“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses, and other restrictions of, and agreements with, a Governmental Authority relating to protection of the environment, human health and safety with respect to exposure to Hazardous Substances, or pollution (including those relating to emissions, discharges or releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means Carlisle, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Carlisle or any Subsidiary, are treated as a single employer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code.
“Erroneous Payment” means any Payment, regardless of whether such funds were transmitted or received as a payment, prepayment, or repayment of principal, interest, fees, distribution or otherwise, which the Administrative Agent has determined was erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, any Bank or Issuing Bank, or any Person who has received funds on behalf of such Bank or Issuing Bank (whether or not known to such Bank, Issuing Bank or Person).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EU Treaty” means the Treaty on European Union.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
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“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as of 11:00 a.m. Brussels time two Business Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Co-Borrowers. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.
“Event of Default” has the meaning set forth in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit, LC Disbursement or Commitment pursuant to a law, rule, regulation or treaty in effect on the date on which (i) such Bank acquires such interest in the Loan, Letter of Credit, LC Disbursement or Commitment (other than pursuant to an assignment request by a Co-Borrower under Section 8.07(b)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.05, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit, LC Disbursement or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.05(f) or Section 8.05(h), as applicable, (d) any withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Internal Revenue Code. For purposes of the foregoing, “Bank” includes any Issuing Bank.
“Facility Fee Rate” means the rate per annum under the caption “Facility Fee Rate” in, and determined in accordance with, the definition of “Applicable Rate”.
“Fair Share” has the meaning set forth in Section 2.22.
“Fair Share Shortfall” has the meaning set forth in Section 2.22.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date of this Agreement (or any amended or successor version to the extent such version is substantively
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comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, the treasurer and any other officer of Carlisle who is familiar with the financial position of the Co-Borrowers.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any Relevant Rate, as applicable. For the avoidance of doubt the initial Floor for each Relevant Rate shall be 0.00%.
“Foreign Bank” means a Recipient that is not a U.S. Person.
“Fraudulent Transfer Laws” has the meaning set forth in Section 2.21.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower thereof.
“Funding Obligor” has the meaning set forth in Section 2.22.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group of Loans” means, at any time, a group of Loans consisting of (i) all Revolving Loans which are ABR Loans at such time, (ii) all Revolving Loans which are Term Benchmark Loans having the same Interest Period at such time, (iii) all Term Loans which are ABR Loans, (iv) all Term Loans which are Term Benchmark Loans having the same Interest Period at such time, (v) all Term Loans which
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are Available Currency Loans having the same Interest Period at such time, and (vi) all Revolving Available Currency Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a an ABR Loan pursuant to Article VIII, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance or waste, pollutant, or contaminant including petroleum, its derivatives, by-products and other hydrocarbons, or any substance or waste having any constituent elements displaying any of the foregoing characteristics, in each case that is regulated under Environmental Law.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Impacted TIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “TIBOR Rate.”
“Increase Amount” has the meaning assigned to such term in Section 2.18.
“Increased Commitment Supplement” has the meaning specified in Section 2.18.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Co-Borrowers under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Carlisle that is not guaranteed by any other Person or subject to any other credit enhancement.
“Ineligible Institution” has the meaning specified in Section 9.06(b).
“Information” has the meaning specified in Section 9.16.
“Interest Coverage Ratio” has the meaning set forth in Section 5.12.
“Interest Election Request” means a request by Carlisle to convert or continue a Revolving Borrowing in accordance with Section 2.16, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent and separately provided to the Co-Borrowers.
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“Interest Payment Date” means, (a)  as to any ABR Loan, the last Business Day of each March, June, September and December, and the Revolving Termination Date or Term Loan Termination Date, as applicable, of the facility under which such Loan was made, commencing June 30, 2024, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any SONIA Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Termination Date for the Revolving Commitment.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than with respect to Canadian Dollar Loans) six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Co-Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Bank of America, N.A. and Truist Bank, in their respective capacities as the issuers of Letters of Credit hereunder, their successors in such capacity as provided in Section 2.17(i) and any affiliate of any of such Bank who issues a Letter of Credit for the account of a Co-Borrower.
“Joint Lead Arranger” means, collectively, JPMorgan Chase Bank, N.A. Wells Fargo Securities, LLC, BofA Securities, Inc. and Truist Securities, Inc., in their respective capacities as joint lead arrangers and joint bookrunners.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Co-Borrowers at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and
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Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Carlisle and each Bank shall remain in full force and effect until the Issuing Bank and the Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its “Term Benchmark Loan Lending Office”) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Lending Office by notice to the Co-Borrowers and the Administrative Agent.
“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.17(b).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and Carlisle, and notified to the Administrative Agent.
“Letters of Credit” means each letter of credit issued by an Issuing Bank pursuant to Section 2.17 of this Agreement. Letters of Credit may include standby, commercial or direct pay letters of credit.
“Level I” applies at any date if, at such date, Carlisle’s Index Debt is rated A- or higher by S&P or A3 or higher by Moody’s.
“Level II” applies at any date if, at such date, Carlisle’s Index Debt is rated BBB+ by S&P or Baa1 by Moody’s.
“Level III” applies at any date if, at such date, Carlisle’s Index Debt is rated BBB by S&P or Baa2 by Moody’s.
“Level IV” applies at any date if, at such date, Carlisle’s Index Debt is rated BBB- by S&P or Baa3 by Moody’s.
“Level V” applies at any date if, at such date, Carlisle’s Index Debt is rated BB+ by S&P or Bal by Moody’s.
“Level VI” applies at any date, if at such date, no other Pricing Level applies.
“Leverage Ratio” has the meaning set forth in Section 5.11.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 21

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, Carlisle or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means a Revolving Loan, a Revolving Available Currency Loan, a Swingline Loan, a Term Loan, a Term Available Currency Loan or a Money Market Loan and “Loans” means Revolving Loans, Revolving Available Currency Loans, Swingline Loans, Term Loans, Term Available Currency Loans and Money Market Loans or any combination of the foregoing made by the Banks pursuant to this Agreement.
“Loan Documents” means this Agreement, each of the Notes, and all other documents executed or delivered (or to be executed or delivered) in connection with this Agreement or any of the foregoing documents, and any amendments, supplements or other modifications of any of the foregoing.
“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (b) Available Currency Office time in the case of a Loan, Borrowing or LC Disbursement denominated in an Available Currency.
“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of Carlisle and its Consolidated Subsidiaries, considered as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Banks thereunder. Notwithstanding the foregoing, matters arising solely from general factors relating to the industries in which Carlisle and its Consolidated Subsidiaries are principally engaged and general economic factors relating to the markets in which Carlisle and its Consolidated Subsidiaries are principally engaged in business, which in any such event do not have a disproportionate impact on Carlisle or any such Consolidated Subsidiary as compared to other companies engaged in such industries or lines of businesses shall be deemed not to cause a Material Adverse Effect.
“Material Debt” means Debt (other than the Notes) of Carlisle and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in any individual case or in an aggregate principal or face amount exceeding $75,000,000.
“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of Carlisle and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in any individual case or in the aggregate $75,000,000.
“Material Subsidiary” means CSL LLC and any Subsidiary of Carlisle from time to time having, as of the date of the consolidated balance sheet of Carlisle and its Subsidiaries contained in the annual report on Form 10–K of Carlisle most recently delivered to the Banks in compliance herewith, consolidated assets of at least $25,000,000, as certified to the Banks by Carlisle on the date of delivery of such annual report, each change in the designation of Material Subsidiaries to become effective as of the date of such balance sheet. Material Subsidiaries in existence as of December 31, 2023 are listed on Schedule 4.09 hereto.
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 22

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to Carlisle and the Administrative Agent.
“Money Market Loan” means a Money Market Term SOFR Loan.
“Money Market Margin” has the meaning set forth in Section 2.03(d)(ii)(C).
“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.
“Money Market Quote Rate” means, with respect to any Money Market Quote, the Money Market Margin offered by the Bank making such Money Market Quote.
“Money Market Quote Request” has the meaning set forth in Section 2.03(b).
“Money Market Term SOFR Loan” means a loan to be made by a Bank pursuant to a Term SOFR Auction (including such a loan bearing interest at the Alternate Base Rate pursuant to Section 8.01).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
“New Bank” has the meaning assigned to such term in Section 2.18.
“New Term Bank” has the meaning assigned to such term in Section 2.01(d)(ii).
“Notes” means promissory notes of the Co-Borrowers, substantially in the form of Exhibit C hereto, evidencing the joint and several obligation of the Co-Borrowers to repay one or more of the Loans, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).
“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
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“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.
“Obligations” means all obligations, indebtedness, and liabilities of each Co-Borrower to the Administrative Agent and the Banks arising pursuant to this Agreement or any of the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of each Co-Borrower to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents. The term Obligations includes any and all post-petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law.
“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the Term SOFR Rate, the occurrence of:
(a) a request by any Co-Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of such Co-Borrower, at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a Term SOFR-based rate, a term benchmark rate as a benchmark rate, and
(b) the Administrative Agent, in its sole discretion, and such Co-Borrower jointly elect to trigger a fallback from the Term SOFR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to such Co-Borrower and the Banks.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Obligations” has the meaning set forth in Section 2.23.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made as a result of a request by a Co-Borrower pursuant to Section 8.07(b)).
“Overnight Available Currency Rate” means, for any amount payable in an Available Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 24

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning set forth in Section 9.06(c).
“Participant Register” has the meaning set forth in Section 9.06(c).
“Participating Member State” means any member state of the European Communities that has euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Patriot Act” has the meaning set forth in Section 9.17.
“Payment” has the meaning specified in Section 7.08(a).
“Payment Notice” has the meaning specified in Section 7.08(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Securitization Transactions” means a sale of accounts receivable or other rights to payment in a transaction involving a true sale and commonly referred to as a securitization transaction; provided that the aggregate outstanding thereunder (i.e., advanced as the purchase price and not repaid from collections) by Carlisle and its Consolidated Subsidiaries pursuant to all such transactions shall at no time exceed $250,000,000.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group (but in the case of a plan described in this clause (ii), only if a member of the ERISA Group has any outstanding liability related thereto).
“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.
“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.
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“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.
“Prior Credit Agreement” has the meaning specified in the Recitals hereto.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.
“Rating Agency” means S&P and Moody’s.
“Ratio Increase” has the meaning set forth in Section 5.11.
“Recipient” means (a) the Administrative Agent, (b) any Bank and (c) any Issuing Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if such Benchmark is SONIA, then 4 Business Days prior to such setting, (5) if such Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting and (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, Term CORRA, SONIA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.06.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Authority” has the meaning set forth in Section 9.16.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vi) with respect to a
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Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, (iv) with respect to any Borrowing denominated in Canadian Dollars, the Term CORRA or (v) with respect to any Borrowing denominated in Sterling, the Daily Simple SONIA.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate or (iv) with respect to any Borrowing denominated in Canadian Dollars, the Term CORRA, as applicable.
“Required Banks” means, subject to Section 8.09,
(a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 6.01 or all of the Commitments terminating or expiring, Banks having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the aggregate amount of Revolving Credit Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 6.01, (i) the Unfunded Commitment of each Bank shall be deemed to be zero and (ii) the outstanding Money Market Loans of the Banks shall be included in their respective Revolving Credit Exposures and in the Total Revolving Credit Exposure in determining the Required Banks; and
(b) for all purposes after the Loans become due and payable pursuant to Section 6.01 or the Commitments expire or terminate, Banks having Revolving Credit Exposures and Money Market Loans representing more than 50% of the sum of the Total Revolving Credit Exposure and the aggregate outstanding principal amount of the Money Market Loans at such time;
provided that, in the case of clauses (a) and (b) above, the Revolving Credit Exposure of any Bank that is a Swingline Bank shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 8.09 of the Swingline Exposures of Defaulting Banks in effect at such time, and the Unfunded Commitment of such Bank shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief accounting officer, a Financial Officer or a vice president of a Co-Borrower, as applicable.
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“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Available Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Available Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Available Currency Loan” means an advance made pursuant to clause (b) of Section 2.01.
“Revolving Bank” means each Bank that holds a Revolving Commitment.
“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Revolving Available Currency Loans hereunder, expressed as the amount set forth opposite such Bank’s name on Schedule 1.01, as such Revolving Commitment may be (a) reduced from time to time pursuant to Section 2.10; (b) increased from time to time pursuant to Section 2.18; and (c) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06. The initial amount of each Bank’s Revolving Commitment is set forth on the Schedule 1.01, in the Assignment and Assumption pursuant to which such Bank shall have assumed its Revolving Commitment or in its Increased Commitment Supplement, as applicable. The aggregate amount of the Banks’ Revolving Commitments as of the Effective Date is $1,000,000,000.
“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.
“Revolving Credit Period” means the period from and including the Effective Date to but not including the Revolving Termination Date.
“Revolving Loan” means a loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to an Interest Election Request, the term “Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Revolving Termination Date” means April 3, 2029.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s
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Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, or the United Nations Security Council, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, or other relevant sanctions authority.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Borrowing” means, as to any Borrowing, the SONIA Loans comprising such Borrowing.

“SONIA Business Day” means, for any SONIA Loan, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan denominated in Sterling that bears interest at a rate based on Daily Simple SONIA.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted
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Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate or Adjusted Term CORRA Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom.
“Subordinated Indebtedness” has the meaning set forth in Section 2.24.
“Subordination Party” has the meaning set forth in Section 2.24.
“subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of Carlisle.
“Swingline Bank” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as Bank of Swingline Loans hereunder.
“Swingline Exposure” means, at any time, the aggregate principal amounts of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Bank that is a Swingline Bank, Swingline Loans made by it that are outstanding at such time to the extent that the other Banks shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 8.09 of the Swingline Exposure of Defaulting Banks in effect at such time, and (b) in the case of any Bank that is a Swingline Bank, the aggregate principal amount of all Swingline Loans made by such Bank outstanding at such time, less the amount of participations funded by the other Banks in such Swingline Loans.
“Swingline Loan” means advances made pursuant to Section 2.05.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Available Currency Loans” means Term Loans denominated in an Available Currency.
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“Term Bank” means a Bank who has agree to make a Term Loan under the terms of the related Term Loan Supplement and Section 2.01(d) or who holds a Term Loan. A Term Bank may, in its discretion, arrange for one or more Term Available Currency Loans to be made by one or more of its domestic or foreign branches, in which case the term “Term Bank” shall include any such branch or Affiliate with respect to the Term Available Currency Loans made by such Person.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate.
“Term Borrower” means, with respect to a Term Loan, the Co-Borrower designated as the “Term Borrower” in the applicable Term Loan Supplement.
“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Loan” means an advance made by a Bank to a Co-Borrower pursuant to a Term Loan Supplement and Section 2.01(d).
“Term Loan Commitment” means, with respect to a Term Bank, the commitment of such Bank to make a Term Loan in the amount set forth in the applicable Term Loan Supplement.
“Term Loan Supplement” means a supplement to this Agreement substantially in the form of Exhibit D hereto executed pursuant to the terms of Section 2.01(d).
“Term Loan Termination Date” means the date specified in the Term Loan Supplement as the maturity date of the Term Loan.
“Term SOFR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on Term SOFR pursuant to Section 2.03.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
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“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means either the Term Loan Termination Date or the Revolving Termination Date, as the context requires.
“TIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time; provided that, if any TIBOR Interpolated Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than zero, the TIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
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“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Term CORRA Rate, the Alternate Base Rate, the Daily Simple SONIA or in the case of a Money Market Loan or Borrowing, the Term SOFR Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.00%, the Unadjusted Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.
“Unfunded Commitment” means, with respect to each Bank, the Revolving Commitment of such Bank less its Revolving Credit Exposure.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and any disregarded entity for U.S. federal income tax purposes that is wholly owned by a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Wholly-Owned Subsidiary” means any Subsidiary, all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Carlisle.
“Withholding Agent” means each Co-Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion
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powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means freely transferable lawful money of Japan (expressed in Yen)
Section 1.02    Accounting Terms; and GAAP.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Carlisle notifies the Administrative Agent that the Co-Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Co-Borrowers that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. .
(b)    Leases. Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.03    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).
Section 1.04    Conversion of Foreign Currencies.
(a)    Any amount specified in this Agreement (other than in Articles II, VII and IX or as set forth in clause (b) of this Section 1.04) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Agent’s Spot Rate of Exchange”) to be determined at the rate of exchange for the purchase of Dollars with the Available Currency or other currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the
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equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Co-Borrowers, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
(b)    The Administrative Agent shall determine the Dollar Equivalent of each Revolving Loan denominated in an Available Currency and L/C Obligation in respect of Letters of Credit denominated in an Available Currency (i) for Revolving Loans, as of the first day of each Interest Period applicable thereto, (ii) upon the issuance and increase of any Letter of Credit denominated in an Available Currency and (iii) shall, on a semi-annual basis, promptly notify the Co-Borrowers and the Revolving Banks of each Dollar Equivalent so determined by it. Each such determination shall be based on the exchange rate on the date of the related Notice of Borrowing for purposes of the initial such determination for any Revolving Loan.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.
(d)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or a SONIA Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term Benchmark Loan, a SONIA Loan or Letter of Credit is denominated in an Available Currency such amount shall be the relevant Dollar Equivalent of such Available Currency (rounded to the nearest unit of such Available Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
Section 1.05    Calculation of Financial Ratios. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of Carlisle or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date shall be accounted for as obligations relating to an operating lease and not as a capital lease.
Section 1.06    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Available Currency may be derived from an interest rate benchmark that
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may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or an Other Benchmark Rate Election, Section 8.01(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple SONIA, the Adjusted Term SOFR Rate or any other interest rate used in this Agreement with respect to Dollars (or “EURIBOR Rate”, “TIBOR Rate” or “CORRA”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple SONIA, the Adjusted Term SOFR Rate or other existing interest rate for Dollar-denominated loans being replaced (or the EURIBOR Rate, the TIBOR Rate or the CORRA, as applicable) or have the same volume or liquidity as did any existing interest rate for Dollars (or the euro interbank offered rate or the Tokyo interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple SONIA, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Co-Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any SONIA, Daily Simple SONIA or the Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Co-Borrowers, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
Section 1.09    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Co-Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Available Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
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(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Available Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Available Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
ARTICLE II
THE CREDITS
Section 2.01    Commitments to Lend.
(a)    Revolving Loans. During the Revolving Credit Period, each Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make advances to the Co-Borrowers pursuant to this clause (a) from time to time in an aggregate principal amount that will not result in (i) subject to Section 2.12(c), the Dollar Equivalent of such Revolving Bank’s Revolving Credit Exposure exceeding such Revolving Bank’s Revolving Commitment, (ii) subject to Section 2.12(c), the sum of the Dollar Equivalent of Total Revolving Credit Exposures plus the aggregate principal amount of outstanding Money Market Loans exceeding the total Revolving Commitments and (iii) subject to Section 2.12(c), the Dollar Equivalent of the total outstanding Revolving Loans denominated in Available Currencies, exceeding the Available Currency Sublimit. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 (or, if such Borrowing is denominated in an Available Currency, 10,000,000 units of such currency) or any larger multiple of $1,000,000 (or, if such Borrowing is denominated in an Available Currency, 1,000,000 units of such currency) (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Revolving Banks in accordance with their respective Applicable Percentages. Subject to Section 8.01, each Revolving Borrowing shall be comprised entirely of (i) in the case of Revolving Loans denominated in Dollars, ABR Loans or Term Benchmark Loans and (ii) in the case of Borrowings in any Available Currency, Term Benchmark Loans or SONIA Loans, as applicable, as the Borrowers may request in accordance herewith. Within the foregoing limits, the Co-Borrowers may borrow under this clause (a), to the extent permitted by Section 2.12, prepay Revolving Loans and reborrow at any time during the Revolving Credit Period under this clause (a).
(b)    [Reserved].
(c)    [Reserved].
(d)    Term Loans.
(i)    Request; Requirements. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), Carlisle may request on one or more occasions an advance of a term loan; provided that:
(A)    the Term Loans shall be denominated in Dollars or an Available Currency and shall be in an aggregate Dollar Equivalent equal to any integral multiple of $1,000,000 and not less than $10,000,000;
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(B)    the sum of the Revolving Commitments plus the aggregate outstanding principal Dollar Equivalent of all Term Loans shall not at any time exceed $1,500,000,000;
(C)    no Default exists or would result after giving effect to the making of the proposed Term Loan and the use of proceeds therefrom;
(D)    the Term Loans shall either be ABR Loans, Term Benchmark Loans or Available Currency Loans and the appropriate Applicable Rate shall be applicable thereto; and
(E)    the Term Loans shall amortize as set forth in the Term Loan Supplement.
(ii)    Term Commitment. Each Bank, in its sole and absolute discretion, shall determine whether it will commit to provide a requested Term Loan on the terms then proposed. The failure of a Bank to respond to any request for such Term Loan shall be deemed a rejection of such request. No Bank shall have any obligation to make any Term Loans under the terms of this clause (d). If a Bank commits to provide any portion of the Term Loan as so proposed by the Co-Borrowers, such Bank’s allocated commitment for such Term Loan shall be no less than the lesser of: (A) the amount of such Term Loan that such Bank shall have committed to provide or (B) its pro rata share (based on the amount of its requested commitment) of the amount of the Term Loan requested. If one or more of the Banks will not be providing a Term Loan requested, then, with notice to the Administrative Agent and the other Banks, another one or more financial institutions, each as approved by the Administrative Agent (a “New Term Bank”), may commit to provide an amount equal to the aggregate amount of the requested Term Loan that will not be provided by the existing Banks; provided, that the Term Commitment of each New Term Bank shall be at least equal to a Dollar Equivalent of $5,000,000.
(iii)    Term Loan Supplement. Upon receipt of notice from the Administrative Agent to the Banks and the Co-Borrowers that the Banks, or sufficient Banks and New Term Banks, have agreed to commit to an aggregate amount equal to the requested Term Loan, then the Co-Borrowers, the Administrative Agent and the Banks willing to make the Term Loan and the New Term Banks (if any) shall execute, complete and deliver a Term Loan Supplement which shall set forth the following information, with respect to the Term Loan requested: (A) the aggregate amount thereof and the currency in which such Term Loan is denominated; (B) the Co-Borrower who will be the “Term Borrower” for such Term Loan; (C) the Banks or New Term Banks who will be providing such Term Loan and the amount of each of their commitments therefore; (D) the final maturity and amortization schedule for such Term Loan; (E) the date the Term Loan is to be made; and (F) if such Term Loan is a dollar denominated Term Loan, whether such Term Loan shall be an ABR Loan or a Term Benchmark Loan and if a Term Benchmark Loan, the Interest Periods to be initially applicable thereto.
Section 2.02    Notice of Committed Borrowing. Carlisle shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than: (w) 10:30 A.M. (New York City time) on the date of each ABR Borrowing (including an ABR Borrowing of a Term Loan), (x) 10:30 A.M. (London, England time) on the third Business Day (or, solely in the case of a Borrowing denominated in Yen, on the fourth Business Day), before each Available Currency Borrowing (including an Available Currency Borrowing of a Term Loan), (y) 10:30 A.M. (New York City time) on the third Business Day
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before each Term Benchmark Borrowing (including a Term Benchmark Borrowing of a Term Loan) denominated in Dollars, (z) in the case of SONIA Loans denominated in Sterling, not later than 12:00 noon (New York City time), five Business Days before the requested date of Borrowing, continuation or conversion specifying:
(i)    the date of such Borrowing, which shall be a Domestic Business Day in the case of an ABR Borrowing, a Business Day in the case of an Available Currency Borrowing, or a Business Day in the case of a Term Benchmark Borrowing;
(ii)    the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000 or, in the case of an ABR Borrowing only, an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(e) except that any Borrowing may be in the aggregate amount available in accordance with Section 3.02(b);
(iii)    whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;
(iv)    whether such Borrowing is a Term Loan Borrowing or Revolving Loan Borrowing;
(v)    in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;
(vi)    in the case of an Available Currency Borrowing, the Available Currency in which such Borrowing will be denominated; and
(vii)    the Co-Borrower on whose account the Borrowing is being requested.
Section 2.03    Money Market Borrowings.
(a)    The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01, any Co-Borrower may, subject to the terms and conditions set forth herein, request the Revolving Banks during the Revolving Credit Period to make offers to make Money Market Loans to either of the Co-Borrowers in Dollars; provided that the sum of the Dollar Equivalent of Total Revolving Credit Exposures plus the aggregate principal amount of outstanding Money Market Loans shall not exceed the total Revolving Commitments. The Revolving Banks may, but shall have no obligation to, make such offers and each Co-Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. Each Borrowing of Money Market Loans shall be comprised entirely of Term Benchmark Loans.
(b)    Money Market Quote Request. To request Money Market Loans, a Co-Borrower shall notify the Administrative Agent of such request (a “Money Market Quote Request”) substantially in the form of Exhibit E hereto so as to be received not later than 11:00 A.M. (New York City time) on the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a Term SOFR Auction (or such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first Term SOFR Auction for which such change is to be effective) specifying:
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(i)    the proposed date of Borrowing, which shall be a Business Day in the case of a Term SOFR Auction,
(ii)    the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,
(iii)    the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and
(iv)    the Co-Borrower on whose account the Borrowing is being requested.
Carlisle may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Business Days (or such other number of days as Carlisle and the Administrative Agent may agree) of any other Money Market Quote Request.
(c)    Invitation for Money Market Quotes. Promptly following receipt of a Money Market Quote Request in accordance with this Section, the Administrative Agent shall notify the Banks of the details thereof by telecopy or electronic mail, inviting the Banks to submit Money Market Quotes.
(d)    Submission and Contents of Money Market Quotes.
(i)    Each Revolving Bank may (but shall have no obligation to) submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Money Market Quote Request. Each Money Market Quote must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy or electronic mail not later than 9:30 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the proposed date of Borrowing, in the case of a Term SOFR Auction (or such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Banks not later than the date of the Money Market Quote Request for the first Term SOFR Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Revolving Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies Carlisle of the terms of the offer or offers contained therein not later than one hour prior to the deadline for the other Revolving Banks, in the case of a Term SOFR Auction. Money Market Quotes that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Bank as promptly as practicable. Subject to Article III and Article VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of Carlisle.
(ii)    Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:
(A)    the proposed date of Borrowing,
(B)    the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (1) may be greater than or less than the Revolving Commitment of the quoting Revolving Bank, (2) must be $5,000,000 or a larger
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multiple of $1,000,000, (3) may not exceed the principal amount of Money Market Loans for which offers were requested and (4) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Revolving Bank may be accepted,
(C)    in the case of a Term SOFR Auction, the margin above or below the applicable Adjusted Term SOFR Rate for a one-month tenor (the “Money Market Margin”) offered for each such Money Market Loan (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from such offered rate, and
(D)    the identity of the quoting Revolving Bank.
A Money Market Quote may set forth up to five separate offers by the quoting Revolving Bank with respect to each Interest Period specified in the related Money Market Quote Request.
(iii)    Any Money Market Quote shall be disregarded if it:
(A)    is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection 2.03(d)(ii) above;
(B)    contains qualifying, conditional or similar language;
(C)    proposes terms other than or in addition to those set forth in the applicable Money Market Quote Request; or
(D)    arrives after the time set forth in subsection 2.03(d)(i).
(e)    Notice to Carlisle. The Administrative Agent shall promptly notify the applicable Co-Borrower of the terms (x) of any Money Market Quote submitted by a Revolving Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Revolving Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the applicable Co-Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.
(f)    Acceptance and Notice by Co-Borrowers. Subject only to the provisions of this paragraph, the applicable Co-Borrower may accept or reject any Money Market Quote. Not later than 10:30 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the proposed date of Borrowing, in the case of a Term SOFR Auction (or such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Banks not later than the date of the Money Market Quote Request for the first Term SOFR Auction for which such change is to be effective), the applicable Co-Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal
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amount of offers for each Interest Period that are accepted. The applicable Co-Borrower may accept any Money Market Quote in whole or in part; provided that:
(i)    the failure of the applicable Co-Borrower to give such notice shall be deemed to be a rejection of each Money Market Quote;
(ii)    the applicable Co-Borrower shall not accept a Money Market Quote made at a particular Money Market Quote Rate if the applicable Co-Borrower rejects a Money Market Quote made at a lower Money Market Quote Rate; provided, that to the extent necessary to comply with this clause (ii), the applicable Co-Borrower may accept Money Market Quotes at the same Money Market Quote Rate in part, which acceptance, in the case of multiple Money Market Quotes at such Money Market Quote Rate, shall be made pro rata in accordance with the amount of each such Money Market Quote;
(iii)     the aggregate principal amount of each Money Market Quote accepted by the applicable Co-Borrowers may not exceed the applicable amount set forth in the related Money Market Quote Request;
(iv)    except pursuant to the proviso in clause (ii) above, no Money Market Quote shall be accepted for a Money Market Loan unless such Money Market Loan is in an aggregate principal amount of at least $10,000,000 or a larger multiple of $1,000,000; provided, further, that if a Money Market Loan must be in an amount less than $10,000,000 because of the provisions of clause (ii) above, such Money Market Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Money Market Quotes at a particular Money Market Quote Rate pursuant to clause (ii) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Co-Borrower;
(v)    Carlisle may not accept any offer that is described in subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
(g)    The Administrative Agent shall promptly notify each bidding Bank by telecopy or electronic mail whether or not its Money Market Quote has been accepted (and, if so, the amount and Money Market Quote Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Money Market Loan in respect of which its Money Market Quote has been accepted.
Section 2.04    Notice to Banks; Funding of Loans.
(a)    Notice of Borrowing. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by either Co-Borrower.
(b)    Funding by the Banks. Each Bank shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Co-Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the applicable Notice of
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Borrowing or Money Market Quote Request; provided that an ABR Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(c)    Bank Funding Assumed Made. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Co-Borrower on such date a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Bank on the one hand and the Co-Borrowers jointly and severally on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Co-Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Bank, the greater of the applicable Overnight Available Currency Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Co-Borrowers, the interest rate applicable to ABR Loans, or in the case of Available Currencies, in accordance with such market practice, in each case, as applicable. If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank’s Loan included in such Borrowing.
Section 2.05    Swingline Borrowings.
(a)    Swingline Availability. Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans in Dollars to the Co-Borrowers from time to time during the Revolving Credit Period at the Swingline Bank’s sole discretion and in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Dollar Equivalent of any Bank’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) the sum of the Dollar Equivalent of Total Revolving Credit Exposures plus the aggregate principal amount of outstanding Money Market Loans exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Co-Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    Swingline Loan Requests. To request a Swingline Loan, Carlisle shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Co-Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and the Co-Borrower on whose account such Swingline Loan is being made. The Administrative Agent will promptly advise the Swingline Bank of any such notice received from Carlisle. The Swingline Bank shall make each requested Swingline Loan available to the Co-Borrowers by means of a credit to an account of any Co-Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.
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(c)    Participations in Swingline Loans. The Swingline Bank may by written notice given to the Administrative Agent require the Revolving Banks to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Bank, specifying in such notice such Revolving Bank’s Applicable Percentage of such Swingline Loans. Each Revolving Bank hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Banks, such Revolving Bank’s Applicable Percentage of such Swingline Loans. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(b) with respect to Loans made by such Revolving Bank (and Section 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to such Swingline Banks the amounts so received by it from the Revolving Banks. The Administrative Agent shall notify Carlisle of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Banks. Any amounts received by the Swingline Bank from a Co-Borrower (or other party on behalf of a Co-Borrower) in respect of a Swingline Loan after receipt by such Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Banks that shall have made their payments pursuant to this paragraph and to such Swingline Banks, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Co-Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Co-Borrowers of any default in the payment thereof.
(d)    The Swingline Bank may be replaced at any time by written agreement among Carlisle, the Administrative Agent, the replaced Swingline Bank and the successor Swingline Bank. The Administrative Agent shall notify the Banks of any such replacement of the Swingline Bank. At the time any such replacement shall become effective, the Co-Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Bank pursuant to Section 2.08(a). From and after the effective date of any such replacement, (x) the successor Swingline Bank shall have all the rights and obligations of the replaced Swingline Bank under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Bank” shall be deemed to refer to such successor or to any previous Swingline Bank, or to such successor and all previous Swingline Banks, as the context shall require. After the replacement of the Swingline Bank hereunder, the replaced Swingline Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Bank under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
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(e)    Subject to the appointment and acceptance of a successor Swingline Bank, the Swingline Bank may resign as a Swingline Bank at any time upon thirty days’ prior written notice to the Administrative Agent, Carlisle and the Revolving Banks, in which case, such Swingline Bank shall be replaced in accordance this Section.
Section 2.06    Repayment of Loans; Evidence of Debt.
(a)    Promise to Pay. The Co-Borrowers hereby jointly and severally unconditionally promise to pay: (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date in the currency of such Revolving Loan, (ii) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Money Market Loan on the last day of the Interest Period applicable to such Loan, (iii) to the Administrative Agent for the benefit of the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th day or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Money Market Borrowing is made, the Co-Borrowers shall repay all Swingline Loans then outstanding, and (iv) to the Administrative Agent for the account of each applicable Term Bank, the unpaid principal amount of each Term Loan made to the Co-Borrowers in installments on the dates and in the amounts indicated for the Term Loan in the Term Loan Supplement.
(b)    Accounts of Each Bank. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.
(c)    Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.
(d)    Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)    Promissory Notes. Any Bank may request that Loans made by it be evidenced by one or more Notes. In such event, the Co-Borrowers shall prepare, execute and deliver to such Bank one or more Notes payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and payable in the original principal amount of the applicable Commitment. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
Section 2.07    Maturity of Loans.
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(a)    Revolving Loans. Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Revolving Termination Date.
(b)    [Reserved].
(c)    Money Market Loans. Each Money Market Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable thereto.
(d)    Swingline Loans. Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) as provided in Section 2.06(a)(iii) and Section 2.08.
(e)    Term Loans. Each Term Loan shall mature, and the unpaid principal amount thereof shall be due and payable (together with interest accrued thereon) on the Term Loan Termination Date and as otherwise provided in the Term Loan Supplement.
Section 2.08    Interest Rates.
(a)    ABR Loans. Each ABR Loan (including each Swingline Loan, which may only accrue interest under the terms of this clause (a)) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Rate. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date applicable to such Loan and, with respect to the principal amount of any ABR Loan that is prepaid or converted to a Term Benchmark Loan, on the date of such prepayment or conversion; provided that interest on Swingline Loans shall be due and payable on the day that such Swingline Loan is required to be repaid. Any overdue principal of or interest on any ABR Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to ABR Loans for such day.
(b)    Term Benchmark Loans. The Loans comprising each Term Benchmark Borrowing of Term Benchmark Revolving Loans shall bear interest (i) at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Money Market Term SOFR Loan, at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Money Market Margin applicable to such Loan.
(c)    Each SONIA Loan shall bear interest at a rate per annum equal to Daily Simple SONIA plus the Applicable Rate.
(d)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Co-Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
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(e)    Accrued Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Revolving Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    Interest Computation. Interest computed by reference to the Alternate Base Rate (except when based on the Prime Rate) or the Term SOFR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple SONIA with respect to Sterling, Term CORRA, the TIBOR Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Daily Simple SONIA, Term CORRA and Adjusted Term CORRA Rate, shall be determined by the Administrative Agent. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(g)    Money Market Loans. Subject to Section 8.01, each Money Market Term SOFR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Term SOFR Rate for such Interest Period plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
Section 2.09    Fees.
(a)    Facility Fees. The Co-Borrowers shall jointly and severally pay to the Administrative Agent for the account of each Bank a facility fee which shall accrue at the Applicable Rate on the daily aggregate amount of the Revolving Commitment of such Bank (whether used or unused) during the period from and including the Effective Date to but excluding the date of termination of the Revolving Commitments in their entirety; provided that, if such Bank continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Bank’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Bank ceases to have any Revolving Credit Exposure. Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Payment Date and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date the Revolving Credit Exposure shall be repaid or no longer outstanding); provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).
(b)    Letter of Credit Fees. The Co-Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each Revolving Bank a participation fee with respect to its
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participations in each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Bank’s Revolving Commitment terminates and the date on which such Revolving Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Payment Provisions. The Co-Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Co-Borrowers and the Administrative Agent. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Banks. Fees paid shall not be refundable under any circumstances.
Section 2.10    Termination or Reduction of Commitments.
(a)    Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Termination Date. Any Term Loan Commitment shall terminate upon the funding of the related Term Loan.
(b)    The Co-Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Co-Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (A) the Dollar Equivalent of any Bank’s Revolving Credit Exposure would exceed its Revolving Commitment or (B) the sum of the Dollar Equivalent of Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Money Market Loans would exceed the total Revolving Commitments.
(c)    Carlisle shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days (or such lesser period as the Administrative Agent shall agree to in writing) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof. Each
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notice delivered by Carlisle pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by Carlisle may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Carlisle (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Banks in accordance with their respective Revolving Commitments.
Section 2.11    [Reserved].
Section 2.12    Prepayments.
(a)    Prepayment of Loans. The Co-Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that no Co-Borrower shall have the right to prepay any Money Market Loan prior to the maturity thereof without the prior consent of the Bank thereof.
(b)    Notice of Prepayment. The applicable Co-Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Bank) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Term Benchmark Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Term Benchmark Borrowing denominated in an Available Currency), in each case before the date of prepayment, (ii) in the case of prepayment of SONIA Loans denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice, the Administrative Agent shall advise the Banks of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in this Article II, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.08 and (ii) break funding payments pursuant to Section 8.04.
(c)    If the Administrative Agent notifies the Co-Borrowers at any time that, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Available Currencies, as of the most recent Revaluation Date with respect to each such Credit Event) exceeds the total Revolving Commitment or (B) the Available Currency Exposure (so calculated), as of the most recent Revaluation Date with respect to each such Credit Event, exceeds the Available Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Revolving Commitment or (B) the Available Currency Exposure, as of the most
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recent Revaluation Date with respect to each such Credit Event, exceeds 105% of the Available Currency Sublimit, the Co-Borrowers jointly and severally agree in each case to immediately repay Revolving Loan Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.17(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Equivalent of all Revolving Credit Exposures (so calculated) to be less than or equal to the total Revolving Commitments and (y) the Available Currency Exposure to be less than or equal to the Available Currency Sublimit, as applicable.
Section 2.13    General Provisions as to Payments.
(a)    Except with respect to principal and interest on Loans denominated in an Available Currency, the Co-Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 8.03, Section 8.04 or Section 8.05, or otherwise) prior to 2:00 p.m., New York City time on the date when due or the date fixed for any prepayment hereunder, and all payments with respect to principal and interest on Loans denominated in an Available Currency shall be made in such Available Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices in New York City, except payments to be made directly to Issuing Banks or Swingline Bank as expressly provided herein and except that payments pursuant to Section 8.03, Section 8.04, Section 8.05 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Co-Borrower is prohibited by any law from making any required payment hereunder in an Available Currency, such Co-Borrower shall make such payment in Dollars in the Dollar Equivalent of the Available Currency payment amount.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with
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the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Co-Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Co-Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Co-Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Co-Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Co-Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from any Co-Borrower to the Administrative Agent pursuant to Section 2.12(b)), notice from Carlisle or any Co-Borrower that the Co-Borrowers will not make such payment or prepayment, the Administrative Agent may assume that a Co-Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due. In such event, if no Co-Borrower has in fact made such payment, then each of the Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Available Currency Rate.
Section 2.14    [Reserved].
Section 2.15    [Reserved].
Section 2.16    Method of Electing Interest Rates.
(a)    Committed Borrowings. The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by Carlisle in the applicable Notice of Committed Borrowing. Thereafter, Carlisle may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.16(d) and the provisions of Article VIII and not including any Money Market Loans or Swingline Loans), as follows:
(i)    if such Loans are ABR Loans, Carlisle may elect to convert such Loans to Term Benchmark Loans as of any Business Day;
(ii)    if such Loans are Available Currency Loans, the Co-Borrowers may elect to continue such Loans as Available Currency Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 8.04 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans; and
(iii)    if such Loans are Term Benchmark Loans, Carlisle may elect to convert such Loans to ABR Loans as of any Domestic Business Day or may elect to continue such Loans as Term Benchmark Loans, as of the end of any Interest Period applicable thereto, for an
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additional Interest Period, subject to Section 8.04 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.
Each such election shall be made by delivering an Interest Election Request to the Administrative Agent not later than 10:30 A.M. (New York City time): (A) in the case of conversion to or continuation of a Term Benchmark Loan, on the third Business Day before the conversion or continuation selected in such notice is to be effective; and (B) in the case of conversion to an ABR Loan, on the Domestic Business Day of the conversion. Any Interest Election Request applicable to the continuation of an Available Currency Loan shall be delivered to the Administrative Agent’s office designated for such purpose not later than 10:30 A.M. (Available Currency Office time) three Business Days before the proposed continuation. A Interest Election Request may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of ABR Loans). If no such notice is timely received before the end of an Interest Period for any Group of Term Benchmark Loans, the Co-Borrowers shall be deemed to have elected that such Group of Loans be converted to ABR Loans at the end of such Interest Period. If no such notice is timely received before the end of an Interest Period for any Group of Available Currency Loans, the Co-Borrowers shall be deemed to have elected that such Group of Loans be continued for an Interest Period of one month.
(b)    Contents of Interest Election Request. Each Interest Election Request shall specify:
(i)    the Group of Loans (or portion thereof) to which such notice applies;
(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.16(a);
(iii)    if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto;
(iv)    if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period; and
(v)    if such Loans are Available Currency Loans and to be continued for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in an Interest Election Request shall comply with the provisions of the definition of Interest Period.
(c)    Notice to Banks. Promptly after receiving an Interest Election Request from Carlisle pursuant to Section 2.16(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by Carlisle.
(d)    Limitation on Election. Carlisle shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period if (i) the aggregate principal amount of any Group of Term Benchmark Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when Carlisle delivers notice of such election to the Administrative Agent. Carlisle shall not be entitled to elect to continue any Available Currency Loans for an additional Interest Period if the aggregate principal amount of any Group of
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Available Currency Loans created or continued as a result of such election would be less than a Dollar Equivalent equal to $10,000,000. Carlisle shall not be entitled to elect to continue any Available Currency Loans for an additional Interest Period longer than one month if a Default shall have occurred and be continuing when Carlisle delivers notice of such election to the Administrative Agent. Money Market Loans may not be converted or continued. This section shall not apply to Swingline Loans. Swingline Loans shall accrue interest as ABR Loans and the Co-Borrowers may not at any time elect to change the type of interest rate borne by the Swingline Loans.
(e)    Payment of Accrued Interests. If any Loan is converted to a different Type of Loan, the Co-Borrowers shall jointly and severally pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.
Section 2.17    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, Carlisle may request the issuance of letters of credit for the account of one or more of the Co-Borrowers, denominated in Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Credit Period; provided, that there shall not at any time be more than a total of 15 Letters of Credit outstanding. The letters of credit issued under the Prior Credit Agreement by one or more Issuing Banks that are outstanding as of the Effective Date shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), Carlisle shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Co-Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, Carlisle shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit Carlisle shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of Carlisle at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed $50,000,000, (iii) no Bank’s Revolving Credit Exposure shall exceed its Revolving Commitment and (iv) the sum of the Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Money Market Loans shall not exceed the total Revolving Commitments. Carlisle may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that Carlisle
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shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit such Issuing Bank from issuing, amending or extending letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Revolving Bank, and each Revolving Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Revolving Bank’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Co-Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Co-Borrowers for any reason, including after the Revolving Termination Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Co-Borrowers shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is
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made, if Carlisle shall have received notice of such LC Disbursement prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by Carlisle prior to such time on such date, then not later than 12:00 noon, New York City time on the Domestic Business Day immediately following the day that Carlisle receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Carlisle may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.05(b) that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Co-Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Co-Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Bank of the applicable LC Disbursement, the payment then due from the Co-Borrowers in respect thereof and such Revolving Bank’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Co-Borrowers, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Banks. Promptly following receipt by the Administrative Agent of any payment from the Co-Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Banks have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Revolving Banks and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Co-Borrowers of their joint and several obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. Each Co-Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be joint, several, absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Co-Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Available Currency to the Co-Borrowers or in the relevant currency markets generally. Neither the Administrative Agent, the Revolving Banks nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Co-Borrower to the extent of any direct damages (as opposed to special, indirect, consequential of punitive damages, claims in respect of which are hereby waived by each Co-Borrower to the extent permitted by applicable law) suffered by such Co-Borrower that are caused by
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such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and Carlisle by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Co-Borrowers of their joint and several obligation to reimburse such Issuing Bank and the Revolving Banks with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Co-Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Co-Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the last sentence of Section 2.08(a) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Revolving Bank to the extent of such payment.
(i)    Replacement of an Issuing Bank.
(i)    Any Issuing Bank may be replaced at any time by written agreement among Carlisle, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Co-Borrowers shall jointly and severally pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to this Section 2.17 and Article VIII. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such
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replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)     Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, Carlisle and the Banks, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.17(i)(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Carlisle receives notice from the Administrative Agent or the Required Revolving Banks (or, if the maturity of the Loans has been accelerated, Revolving Banks with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Co-Borrowers shall jointly and severally deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks (the “Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Co-Borrower described in clause (g) or (h) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Co-Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Co-Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Revolving Banks), be applied to satisfy other Obligations. If the Co-Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Carlisle within three Domestic Business Days after all Events of Default have been cured or waived.
Section 2.18    Increase of Revolving Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Revolving Banks), Carlisle may request from time to time an increase of the aggregate amount of the Revolving Commitments by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $10,000,000; provided that (i) no Default shall have occurred and be continuing, (ii) the aggregate amount of the Revolving Commitments shall not have been reduced, nor shall Carlisle have given notice of any such reduction under Section 2.10, (iii) the aggregate amount of the Revolving Commitments cannot be increased pursuant to this Section 2.18 more than three (3) times; and (iv) at no time shall the aggregate amount of the Revolving Commitments plus the Dollar Equivalent of the outstanding principal amount of the Term Loans exceed $1,500,000,000 in the aggregate. No Revolving Bank shall have any obligation to
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increase its Revolving Commitment. A Revolving Bank’s decision whether to increase its Revolving Commitment under this Section 2.18 if it is requested to do so shall be made in such Revolving Bank’s sole and absolute discretion and any failure to respond to a request shall be deemed to be a decision by such Revolving Bank that it will not increase its Revolving Commitment. If one or more of the Revolving Banks is not increasing its Revolving Commitment, then, with notice to the Administrative Agent and the other Revolving Banks, another one or more financial institutions, each as approved by the Co-Borrowers and the Administrative Agent (a “New Bank”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Revolving Banks (the “Increase Amount”); provided, that the Revolving Commitment of each New Bank shall be at least $5,000,000 and the maximum number of New Banks shall be three (3). Upon receipt of notice from the Administrative Agent to the Revolving Banks and Carlisle that the Revolving Banks, or sufficient Revolving Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Co-Borrowers shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Co-Borrowers, the Administrative Agent and the Revolving Banks willing to increase their respective Revolving Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached as Exhibit G hereto. If all existing Revolving Banks shall not have provided their pro rata portion of the requested increase, on the effective date of the Increased Commitment Supplement the Revolving Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Banks, pro rata in accordance with their respective Applicable Percentages hereunder. The advances made under this Section by each Revolving Bank whose Applicable Percentage is new or has increased under the Increased Commitment Supplement (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Bank or Revolving Banks whose Applicable Percentage has decreased (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement). The advances made under this Section shall be ABR Borrowings made under each Revolving Bank’s Revolving Commitment unless another type of Borrowing is selected by Carlisle to be applicable thereto.
Section 2.19    Carlisle as Agent for CSL LLC. CSL LLC hereby irrevocably appoints Carlisle as its agent hereunder for the purposes of acting on its behalf in connection with this Agreement as specified herein including for the purpose of requesting, converting and continuing Borrowings and authorizes Carlisle to take such actions on its behalf and to exercise such powers on its behalf as are delegated to Carlisle by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Section 2.20    Co-Borrowers’ Acknowledgment of Benefit and Liability. Each Co-Borrower expressly acknowledges that it has benefited and will benefit, directly and indirectly, from each and every Loan and Letter of Credit, whether or not such Co-Borrower is or was the actual borrower in respect of such Loan or on whose actual account such Letter of Credit was issued and hereby acknowledges and undertakes, together with the other Co-Borrower, joint and several liability for the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations. Each Co-Borrower hereby acknowledges that the Loan Documents to which the Co-Borrowers are a party are each the independent and several obligation of each Co-Borrower and may be enforced against each Co-Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against the other Co-Borrower. Each Co-Borrower further agrees that its liability hereunder and under the other Loan Documents shall be absolute, unconditional, continuing and irrevocable. Each Co-Borrower
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expressly waives any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy and proceeds against the other Co-Borrower under this Agreement or under any other Loan Document, or against any other Person under any guaranty of, or security for, any of the Obligations.
Section 2.21    Limitation of CSL LLC Liability. Anything contained in this Agreement to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of CSL LLC under the Loan Documents, such obligations of CSL LLC shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under the Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 544 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of CSL LLC, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of CSL LLC in respect of intercompany indebtedness to Carlisle or other Affiliates of Carlisle to the extent that such indebtedness would be discharged in an amount equal to the amount paid by CSL LLC under the Loan Documents) and after giving effect as an asset to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of CSL LLC pursuant to applicable law or pursuant to the terms of any agreement (including without limitation any such rights of contribution under Section 2.22).
Section 2.22    Contribution; Subrogation. The Co-Borrowers desire to allocate among themselves, in a fair and equitable manner, their obligations arising under the Loan Documents. Accordingly, in the event any payment or distribution is made by a Co-Borrower under any Loan Document (a “Funding Obligor”) that exceeds its Fair Share (as defined below), that Funding Obligor shall be entitled to a contribution from the other Co-Borrower in the amount of such Co-Borrower’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Co-Borrower’s Aggregate Payments (as defined below) to equal its Fair Share. “Fair Share” means, with respect to a Co-Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Co-Borrower to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Co-Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Obligors under the Loan Documents in respect of the Obligations. “Fair Share Shortfall” means, with respect to a Co-Borrower as of any date of determination, the excess, if any, of the Fair Share of such Co-Borrower over the Aggregate Payments of such Co-Borrower. “Adjusted Maximum Amount” means, with respect to a Co-Borrower as of any date of determination, the maximum aggregate amount of the obligations of such Co-Borrower under the Loan Documents, in each case determined in accordance with the provisions hereof and thereof (including the provisions of Section 2.21); provided that, solely for purposes of calculating the Adjusted Maximum Amount with respect to any Co-Borrower for purposes of this Section, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Co-Borrower. “Aggregate Payments” means, with respect to a Co-Borrower as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Co-Borrower in respect of the Loan Documents (including, in respect of this Section or any similar provision contained in any other Loan Documents). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Obligor. The allocation among Co-Borrowers of their obligations as set forth in this Section shall not be construed in any way to limit the liability of any Co-Borrower under any Loan Document. In the event a payment is made by a Co-Borrower in excess of its Fair Share, then such Co-Borrower shall be subrogated to the rights then held by Administrative Agent with respect to the Obligations to the extent to which the Obligations were discharged by such Co-Borrower and, in addition,
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upon payment by such Co-Borrower of any sums to Administrative Agent hereunder in excess of its Fair Share, all rights of such Co-Borrower against the other Co-Borrower arising as a result therefrom by way of right or subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Obligations.
Section 2.23    Joint and Several Obligations Absolute. If acceleration of the time for payment of any amount payable by a Co-Borrower under the Obligations is stayed upon the insolvency, bankruptcy, or reorganization of the other Co-Borrower, all such amounts otherwise subject to acceleration shall nonetheless be payable by the other Co-Borrower hereunder forthwith on demand by Administrative Agent. Each Co-Borrower hereby agrees that its joint and several liability for the Obligations of the other Co-Borrower (the “Other Obligations”) shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Co-Borrower: (a) the taking or accepting of collateral as security for any or all of the Other Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Other Obligations; (b) any partial release of the liability of any Co-Borrower hereunder, or the full or partial release of any Co-Borrower from liability for any or all of the Other Obligations; (c) any disability of any other Co-Borrower, or the dissolution, insolvency, or bankruptcy of the other Co-Borrower or any other party at any time liable for the payment of any or all of the Other Obligations; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Other Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Administrative Agent or any Bank to any other Funding Obligor or any other party ever liable for any or all of the Other Obligations; (f) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Bank to take or prosecute any action for the collection of any of the Other Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (g) the unenforceability or invalidity of any or all of the Other Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (h) any payment by the other Co-Borrower or any other party to Administrative Agent or any Bank is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Administrative Agent or any Bank is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Other Obligations; (j) the non-perfection of any security interest or lien securing any or all of the Other Obligations; (k) any impairment of any collateral securing any or all of the Other Obligations; (l) the failure of Administrative Agent or any Bank to sell any collateral securing any or all of the Other Obligations in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the other Co-Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, either Co-Borrower (other than payment of the Other Obligations).
Section 2.24    Subordination. Each Co-Borrower hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior payment in full in cash of the Obligations. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Subordination Party (hereafter defined) or received, accepted, retained or applied by either Co-Borrower unless and until the Obligations have been fully paid in cash; except that when no Event of Default exists, a Co-Borrower shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business. When an Event of Default exists, no payments of principal or
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interest may be made or given, directly or indirectly, by or on behalf of any Subordination Party or received, accepted, retained or applied by any Co-Borrower unless and until the Obligations have been fully paid in cash. If any sums shall be paid to a Co-Borrower by any Subordination Party or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by such Co-Borrower for the benefit of Administrative Agent and the Banks and shall forthwith be paid to Administrative Agent without affecting the liability of either Co-Borrower under this Agreement and may be applied by Administrative Agent against the Obligations in accordance with this Agreement. For purposes of this Agreement and with respect to a Co-Borrower, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the other Co-Borrower (herein a “Subordination Party”) to such Co-Borrower, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Co-Borrower. Each Co-Borrower agrees that any and all Liens (including any judgment liens), upon any Subordination Party’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Subordination Party’s assets securing payment of the Obligations or any part thereof, regardless of whether such Liens in favor of a Co-Borrower, Administrative Agent or any Bank presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, no Co-Borrower shall (i) file suit against any Subordination Party or exercise or enforce any other creditor’s right it may have against any Subordination Party, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any obligations of any Subordination Party to such Co-Borrower or any Liens held by such Co-Borrower on assets of any Subordination Party. In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Subordination Party as debtor, Administrative Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Obligations have been paid in full in cash. Administrative Agent may apply any such dividends, distributions, and other payments against the Obligations in accordance with this Agreement.
ARTICLE III
CONDITIONS
Section 3.01    Closing. The effectiveness of this Agreement to amend and restate the Prior Credit Agreement is subject to the condition precedent that the Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or not applicable:
(a)    a counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(b)    a customary opinion of Hunton Andrews Kurth LLP, counsel for the Co-Borrowers, addressed to the Administrative Agent and the Banks and otherwise in form and substance reasonably satisfactory to the Administrative Agent;
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(c)    all fees and other amounts due and payable on or prior to the Effective Date for which invoices have been presented two (2) Business Days prior to the Effective Date, including, without limitation, the upfront fees Carlisle and the Administrative Agent have agreed to pay to each Bank, all unpaid interest and fees accrued under the Prior Credit Agreement through the Effective Date and any amounts due under Section 2.14 of the Prior Credit Agreement as a result of the termination of the interest periods thereunder;
(d)    all documents the Administrative Agent may reasonably request relating to the existence of the Co-Borrowers, the corporate authority for and the validity of the Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;
(e)    to the extent any Co-Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Bank delivers a written request to such Co-Borrower at least ten (10) days prior to the Effective Date, then the Administrative Agent and the Banks shall have received at least five (5) days prior to the Effective Date, and be reasonably satisfied in form and substance with, a Beneficial Ownership Certification in relation to such Co-Borrower (provided that upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied); and
(f)    upon the reasonable request of any Bank made in writing at least ten (10) days prior to the Effective Date, the Co-Borrowers shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date.
The Administrative Agent shall promptly notify Carlisle and the Banks of the date when all documents required to be delivered as a condition to the effectiveness of this Agreement have been delivered, such date shall be the Effective Date, and such notice shall be conclusive and binding on all parties hereto; provided that unless the Administrative Agent notifies Carlisle and the Banks to the contrary, the Effective Date shall be the date of this Agreement. The execution of this Agreement by the Co-Borrowers shall be deemed to be a representation and warranty by Carlisle on the Effective Date as to the facts specified in clauses (c) and (d) of Section 3.02.
Section 3.02    Borrowings. The obligation of each Bank to make a Loan on the occasion of any Borrowing, and any agreement of an Issuing Bank to consider issuing, amending, renewing or extending any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03, as the case may be, if a Loan is requested or if an issuance, amendment, renewal or extension of a Letter of Credit is requested, receipt by the Administrative Agent and the applicable Issuing Bank of a request therefor under the terms of Section 2.17(a) or if a Swingline Loan is requested, receipt by the Administrative Agent and Swingline Bank of a request therefor under the terms of Section 2.05(b);
(b)    immediately after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Revolving Credit Exposure will not exceed the aggregate amount of the Revolving Commitments and the aggregate Available Currency Exposure will not exceed the Available Currency Sublimit;
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(c)    immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing, and
(d)    the representations and warranties of the Co-Borrowers set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materially, in all respects) as of such earlier date.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by Carlisle on the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable, as to the facts specified in clauses (b), (c) and (d) of this Section.
Section 3.03    Term Loans. In addition to the conditions precedent set forth in Section 3.02 of this Agreement, the obligation of any Term Bank to make any Term Loan is subject to the condition precedent that the Administrative Agent shall have received:
(a)    a fully executed and completed copy of the related Term Loan Supplement;
(b)    a certificate dated as of the date of the Term Loan Supplement signed by the Co-Borrowers: (i) demonstrating compliance with the requirements of Section 2.01(d)(i) and (ii) confirming compliance with the conditions set forth in clause (d) of Section 3.02; and
(c)    the Administrative Agent shall have received such other documentation as the Administrative Agent, any Bank or counsel to the Administrative Agent may reasonably request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Carlisle represents and warrants that:
Section 4.01    Corporate Existence and Power. Each Co-Borrower is a corporation or limited liability company, as applicable duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has all corporate or limited liability company powers, as applicable and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.02    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Co-Borrower of this Agreement and the other Loan Documents are within the corporate or limited liability company powers, as applicable, of each Co-Borrower, have been duly authorized by all necessary corporate or limited liability company action, as applicable, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or formation, as applicable or by-laws or operating agreement, as applicable, of either Co-Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon
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Carlisle or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of Carlisle or any of its Material Subsidiaries.
Section 4.03    Binding Effect. This Agreement constitutes a valid and binding agreement of each Co-Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each Co-Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.04    Financial Information.
(a)    Year End Financial Statements. The consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of December 31, 2023 and the related consolidated statements of cash flow, earnings and shareholders’ equity for the fiscal year then ended, set forth in Carlisle’s 2023 Form 10–K, a copy of which has been delivered to each of the Banks, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Carlisle and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)    [Reserved].
(c)    No Material Adverse Change. From December 31, 2023 to the date of this Agreement, there has been no material adverse change in the business, financial position or results of operations of Carlisle and its Consolidated Subsidiaries, considered as a whole, except for matters arising solely from general factors relating to the industries in which Carlisle and its Consolidated Subsidiaries are principally engaged and general economic factors relating to the markets in which Carlisle and its Consolidated Subsidiaries are principally engaged in business, which in any such event do not have a disproportionate impact on Carlisle or any such Consolidated Subsidiary as compared to other companies engaged in such industries or lines of businesses.
Section 4.05    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of any Responsible Officer of Carlisle, threatened in writing against or affecting, Carlisle or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse determination and which, if adversely determined, is reasonably likely to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.
Section 4.06    Compliance with ERISA. Except as is not reasonably likely to have a Material Adverse Effect, each Co-Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan maintained by any Co-Borrower and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, to the extent that any of the foregoing would have a Material Adverse Effect.
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Section 4.07    Environmental Matters. Neither Carlisle nor any of its Subsidiaries is subject to any liabilities under, or any costs required to correct a violation of, Environmental Law (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned by Carlisle or any of its Subsidiaries, any capital or operating expenditures required to correct a noncompliance with Environmental Law or a condition of any license, permit or contract issued pursuant thereto, any order from a Governmental Authority requiring the periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any liabilities in connection with off-site disposal of Hazardous Substances, and any actual or potential liabilities to third parties, including employees) that would, individually or in the aggregate, result in a Material Adverse Effect.
Section 4.08    Taxes. Carlisle and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Carlisle or any Subsidiary except such taxes and charges as may be contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of Carlisle and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of Carlisle, adequate.
Section 4.09    Subsidiaries. Each of Carlisle’s corporate Subsidiaries is a corporation or limited liability company, as applicable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or limited liability company powers, as applicable, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where failure to have such powers, licenses, authorizations, consents or approvals would not have a Material Adverse Effect. Material Subsidiaries in existence as of December 31, 2023 are listed on Schedule 4.09 hereto.
Section 4.10    No Regulatory Restrictions on Borrowing. Neither Co-Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940, as amended or otherwise subject to any regulatory scheme which restricts its ability to incur debt.
Section 4.11    Full Disclosure. All written information (other than any projections and other information of a general economic or industry nature) heretofore furnished by Carlisle to the Administrative Agent or Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is and all such information hereafter furnished by Carlisle to the Administrative Agent or Bank will be, when taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. Carlisle has disclosed to the Banks in writing any and all facts which, in the reasonable judgment of Carlisle, materially and adversely affect or may affect (to the extent Carlisle can now reasonably foresee), the business, operations or financial condition of Carlisle and its Consolidated Subsidiaries, taken as a whole, or the ability of the Co-Borrowers to perform their respective obligations under this Agreement.
Section 4.12    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Carlisle has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Carlisle, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and applicable Sanctions. Carlisle, its Subsidiaries and their respective officers and directors and, to the knowledge of any Responsible Officer of Carlisle, its employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.  None of (a) Carlisle, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of any Responsible Officer of
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Carlisle, any agent of Carlisle or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
Section 4.13    EEA Financial Institutions. No Co-Borrower is an EEA Financial Institution.
ARTICLE V
COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Carlisle covenants and agrees with the Banks that:
Section 5.01    Information. Carlisle will furnish to the Administrative Agent (for distribution to the Banks):
(a)    Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of Carlisle, a consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of cash flows, earnings and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by independent public accountants of nationally recognized standing;
(b)    Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Carlisle, a consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of cash flows, earnings and shareholders’ equity for such quarter and for the portion of Carlisle’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of cash flows, earnings and shareholders’ equity, in comparative form the figures for the corresponding quarter and the corresponding portion of Carlisle’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by a Financial Officer of Carlisle;
(c)    Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of Carlisle (i) setting forth in reasonable detail the calculations required to establish whether Carlisle was in compliance with the requirements of Section 5.09 to Section 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Carlisle is taking or proposes to take with respect thereto;
(d)    [Reserved].
(e)    Notice of Default. Within five days after any officer of Carlisle obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Financial Officer of Carlisle setting forth the details thereof and the action which Carlisle is taking or proposes to take with respect thereto;
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(f)    Shareholder Material. Promptly upon the mailing thereof to the shareholders of Carlisle generally, copies of all financial statements, reports and proxy statements so mailed;
(g)    SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10–K, 10–Q and 8–K (or their equivalents) which Carlisle shall have filed with the Securities and Exchange Commission;
(h)    ERISA Matters. To the extent it would reasonably be expected to result in a Material Adverse Effect, if and when any Co-Borrower or, to the extent any Responsible Officer of a Co-Borrower has actual knowledge thereof, any member of the ERISA Group, (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of Carlisle setting forth details as to such occurrence and action, if any, which Carlisle is required or proposes to take;
(i)    Ratings. Promptly after any officer of Carlisle obtains actual knowledge that any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(j)     Other Information. From time to time (x) such additional information regarding the financial position or business of Carlisle and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request, (y) information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation and (z) at the request of the Administrative Agent or any Bank, any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of Beneficial Owners identified in such certification.
Any financial statement or other documents required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which Carlisle posts such financial statement or other document on its website at www.carlisle.com or when such financial statement or other document is posted on the SEC’s website at www.sec.gov.
Section 5.02    Payment of Obligations. Carlisle will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the
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like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
Section 5.03    Maintenance of Property; Insurance.
(a)    Maintenance of Property. Carlisle will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted; provided that nothing in this Section shall prevent Carlisle or any Subsidiary from disposing of any of its assets in the ordinary course of business.
(b)    Insurance. Carlisle will, and will cause each of its Subsidiaries to, maintain (either in the name of Carlisle or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Administrative Agent (for distribution to the Banks), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
Section 5.04    Conduct of Business and Maintenance of Existence. Carlisle will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business except, in each case and other than in respect of the corporate existence of any Co-Borrower, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prohibit (i) the merger of a Subsidiary into Carlisle or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if Carlisle in good faith determines that such termination is in the best interest of Carlisle.
Section 5.05    Compliance with Laws. Carlisle will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws, Anti-Corruption Laws and Sanctions) except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect. Carlisle will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Carlisle, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
Section 5.06    Inspection of Property, Books and Records. Carlisle will keep, and will cause each Subsidiary to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent (at the direction of any Bank) at the Administrative Agent’s expense (or upon the occurrence and during the continuance of an Event of Default, any Bank) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent
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public accountants, all during regular business hours upon reasonable prior notice at such reasonable times and as often as may reasonably be desired (provided that the Carlisle may, if it so chooses, be present and participate in any such discussions). To the extent that the Administrative Agent or any Bank obtains possession of any proprietary information in the course of such visit or inspection, the Administrative Agent and each Bank shall handle such information in accordance with Section 9.16 of this Agreement.

Section 5.07    Mergers and Sales of Assets. Carlisle will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, in any one transaction or in any series of related transactions and whether effected pursuant to a division or otherwise, in each case outside the ordinary course of business, more than 15% of Consolidated Assets to any other Person or Persons; provided that (i) Carlisle may merge with another Person if (x) Carlisle is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing; (ii) Carlisle may sell accounts receivable and other rights to payment in Permitted Securitization Transactions; and (iii) Carlisle may sell, assign, convey, transfer or otherwise dispose of all or a portion of its interests in CIT; provided further that in the case of clauses (ii) and (iii) above, the assets sold pursuant thereto shall not be included as asset disposed of in the determining compliance with the 15% limitation set forth in clause (i) above.
Section 5.08    Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of Carlisle and its Subsidiaries including, without limitation, to finance working capital needs, to refinance indebtedness and to finance acquisitions and similar investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. Carlisle will not request any Borrowing or Letter of Credit, and Carlisle shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09    Negative Pledge. Neither Carlisle nor any Subsidiary will create, assume or suffer to exist any Lien on any asset (including Subsidiary stock) now owned or hereafter acquired by it, except:
(a)    Existing Liens. Liens existing on the date of this Agreement;
(b)    Liens of an Acquired Person. any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;
(c)    Purchase Money Liens. any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within six months after the acquisition thereof;
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(d)    Mergers, etc. any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Carlisle or a Subsidiary and not created in contemplation of such event;
(e)    Liens Existing on an Acquired Asset. any Lien existing on any asset prior to the acquisition thereof by Carlisle or a Subsidiary and not created in contemplation of such acquisition;
(f)    Refinancings. any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;
(g)    Ordinary Course. Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding 10% of Consolidated Tangible Net Worth and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(h)    Liens for Taxes. any Lien for Taxes not yet due and payable or delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(i)    Securitization Liens. Liens on accounts receivable, other rights to payment, the proceeds thereof and the accounts in which such proceeds are deposited arising in connection with Permitted Securitization Transactions; and
(j)    Basket of Permitted Liens. Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or Derivatives Obligations in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Net Tangible Assets.
Section 5.10    Subsidiary Debt Limitation. Total Debt of Consolidated Subsidiaries (excluding (i) Debt of a Subsidiary to Carlisle or to a Wholly-Owned Subsidiary and (ii) Debt arising in connection with Permitted Securitization Transactions) will at no time exceed 15% of Consolidated Net Worth.
Section 5.11    Leverage Ratio. The Leverage Ratio will at no time exceed 3.50 to 1.00; provided, however, that Carlisle may request, up to two times before the Revolving Termination Date and upon an acquisition of $200,000,000 or greater, an increase in the Leverage Ratio to 4.00 to 1.00 (the “Ratio Increase”); provided further that the Ratio Increase shall only be in effect for the three full consecutive quarters following the quarter during which such acquisition was consummated, after which the Leverage Ratio will revert back to 3.50 to 1.00. As used herein, the follow terms have the following meanings:
“Leverage Ratio” at any date is the ratio of Consolidated Finance Liabilities at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
“Consolidated EBITDA” means, for any period, (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (A) Consolidated Interest Expense, income tax expense and depreciation and amortization expense; plus (B) losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions; plus (C) any non-cash goodwill or non-cash asset
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impairment charges; plus (D), to the extent expensed in such period, non-cash stock based compensation expenses. In the event of any acquisition or disposition during such period of assets having a book value (on the books of Carlisle) exceeding $10,000,000, Consolidated EBITDA shall be determined on a pro forma basis as if such transaction had occurred on the first day of such period.
“Consolidated Finance Liabilities” means, at any date, the sum of (i) Consolidated Debt (including the aggregate amount of all outstandings (i.e., advanced as the purchase price and not repaid from collections) under all Permitted Securitization Transactions) minus (ii) the aggregate book value of all cash and cash equivalent investments then held by Carlisle and its Consolidated Subsidiaries, all determined on a consolidated basis as of such date.
“Consolidated Interest Expense” means, for any period all interest on Debt of Carlisle and its Consolidated Subsidiaries paid or payable in cash during such period; including or in addition: (i) the interest portion of payment under Capital Lease Obligations, (ii) all fees with respect to such Debt during such period, and (iii) that portion of the losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions that can be demonstrated in a manner acceptable to the Administrative Agent to be representative of the interest expense that would have been paid if such transaction were accounted for as a financing, in each case determined in accordance with generally accepted accounting principles.
Section 5.12    Interest Coverage Ratio. The Interest Coverage Ratio will at no time be less than 3.00 to 1.00. The “Interest Coverage Ratio” at any date is the ratio of Consolidated EBITDA to Consolidated Interest Expense, in both cases, for the period of four consecutive fiscal quarters most recently ended on or prior to such date of determination.
Section 5.13    Transactions with Affiliates. Carlisle will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms that, in the reasonable opinion of Carlisle, are at least as favorable to Carlisle or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class otherwise permitted by the Loan Documents.
ARTICLE VI
DEFAULTS
Section 6.01    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)    Payment. Either Co-Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or (ii) within three Domestic Business Days after the due date thereof, any interest, any fees or any other amount payable hereunder;
(b)    Covenant Default. Carlisle shall fail to observe or perform any covenant contained in Article V, other than those contained in Section 5.01 through Section 5.06, for 5 days after any officer of either Co-Borrower obtains actual knowledge thereof;
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(c)    Other Covenant Defaults. Carlisle shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to Carlisle by the Administrative Agent at the request of any Bank;
(d)    False Representation, etc. any representation or warranty made by either Co-Borrower in this Agreement, any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    Cross Payment Default. Carlisle or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;
(f)    Cross Covenant Default. any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof,
(g)    Voluntary Insolvency. Carlisle or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(h)    Involuntary Insolvency. an involuntary case or other proceeding shall be commenced against Carlisle or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Carlisle or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(i)    ERISA. to the extent it would have a Material Adverse Effect, any member of the ERISA Group shall incur any liability under Title IV of ERISA or, to a Multiemployer Plan;
(j)    Judgments. judgments or orders for the payment of money in excess of $75,000,000 shall be rendered against Carlisle or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or
(k)    Change of Control. any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of Carlisle; or, during any period of 12 consecutive calendar months, a majority of the members of the board of directors of Carlisle shall cease to be individuals (i) who were directors of Carlisle on the first day of such period, (ii) whose election or nomination to the board of directors of Carlisle was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors of Carlisle or (iii) whose election or nomination to the board of directors of Carlisle was
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approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors of Carlisle;
then, and in every such event, the Administrative Agent shall
(i)    if requested by the Required Banks, by notice to Carlisle terminate the Revolving Commitments, any Term Loan Commitment, and the commitment of the Swingline Bank to make Swingline Loans and they shall thereupon terminate, and
(ii)    if requested by the Required Banks, by notice to Carlisle declare the Loans (together with accrued interest thereon) to be, and the Loans, shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to either Co-Borrower, without any notice to either Co-Borrower or any other act by the Administrative Agent or the Banks, the Commitments, the commitment of the Swingline Bank to make Swingline Loans and any agreement of any Issuing Bank to issue or modify Letters of Credit, shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower.
Section 6.02    Notice of Default. The Administrative Agent shall give notice to Carlisle under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE VII
THE AGENT
Section 7.01    Appointment and Authorization.
(a)    Each Bank and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Bank and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Bank and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents;
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Banks (or such other number or percentage of the Banks as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Bank and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Banks and the Issuing Banks
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with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Co-Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Banks and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Co-Borrowers. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank, Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction
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determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent;
(e)    None of any Co-Syndication Agent, the Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder;
(f)    In case of the pendency of any proceeding with respect to any Co-Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Co-Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Administrative Agent (including any claim under Section 2.09, Section 2.08, Section 8.01, Section 8.04 and Section 9.03) allowed in such judicial proceeding;
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Bank and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of any Co-Borrower, the Administrative Agent, the Banks and the Issuing Banks, and, except solely to the extent of any Co-Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of any Co-Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Bank or Affiliate of a Bank, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 7.02    Administrative Agent’s Reliance; Indemnification.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Banks (or such other number or percentage of the Banks as shall be
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necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Co-Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Co-Borrower to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by Carlisle, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by Carlisle, a Bank or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by Carlisle, any Subsidiary, any Bank or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Bank or Issuing Bank, or any exchange rate or Dollar Equivalent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.06, (ii) may rely on the Register to the extent set forth in Section 9.06(b), (iii) may consult with legal counsel (including counsel to Carlisle), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Bank or Issuing Bank and shall not be responsible to any Bank or Issuing Bank for any statements, warranties or representations made by or on behalf of Co-Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any
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other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 7.03    Posting of Communications.
(a)    Carlisle agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks, each of the Issuing Banks and Carlisle acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and Carlisle hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CO-BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CO-BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Co-Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any
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Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Bank and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Banks, each of the Issuing Banks and Carlisle agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Bank or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 7.04    The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Banks”, “Required Banks” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Bank, Issuing Bank or as one of the Required Banks, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Carlisle, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Banks or the Issuing Banks.
Section 7.05    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Banks, the Issuing Banks and Carlisle, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank with an office in the United States. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. In either case, such appointment shall be subject to the prior written approval of Carlisle (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor
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Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Banks, the Issuing Banks and Carlisle, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Bank and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 7.06    Acknowledgements of Banks and Issuing Banks.
(a)    Each Bank and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Co-Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, the Documentation Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger any Co-Syndication Agent, the Documentation Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Co-Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its
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own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.
Section 7.07    Certain ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Co-Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit any Co-Borrower, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any
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rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Joint Lead Arranger hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 7.08    Erroneous Payments.
(a)    Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 7.08 shall be conclusive, absent manifest error.
(b)    Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to
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the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Co-Borrowers hereby agrees that in the event an Erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Erroneous Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Co-Borrowers, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Co-Borrowers.
(d)    Each party’s obligations under this Section 7.08 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 7.09    Co-Borrower Communications.
(a)    The Administrative Agent, the Banks and the Issuing Banks agree that the Co-Borrowers may, but shall not be obligated to, make any Co-Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Co-Borrower Portal”).
(b)    Although the Approved Co-Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Banks, each of the Issuing Banks and each Co-Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Co-Borrowers that are added to the Approved Co-Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and each Co-Borrower hereby approves distribution of Co-Borrower Communications through the Approved Co-Borrower Portal and understands and assumes the risks of such distribution.
(c)    THE APPROVED CO-BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CO-BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED CO-BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED CO-BORROWER PORTAL AND THE CO-BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE CO-BORROWER COMMUNICATIONS OR THE APPROVED CO-BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY BANK, ANY ISSUING BANK OR ANY
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OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CO-BORROWER’S TRANSMISSION OF CO-BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED CO-BORROWER PORTAL.
    “Co-Borrower Communications” means, collectively, any Notice of Committed Borrowing, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of Co-Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Co-Borrowers to the Administrative Agent through an Approved Co-Borrower Portal.
(d)    Each of the Banks, each of the Issuing Banks and each Co-Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Co-Borrower Communications on the Approved Co-Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Co-Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES
Section 8.01    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 8.01 if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate or the Adjusted Term CORRA Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining SONIA or Daily Simple SONIA; or
(ii)    the Administrative Agent is advised by the Required Banks (or in the case of a Money Market Term SOFR Loan, the Bank that is required to make such Loan) that (A) prior to the commencement for any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate or the Adjusted Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple SONIA or SONIA, as applicable, for Sterling, will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing;
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then the Administrative Agent shall give notice thereof to the Co-Borrowers and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Co-Borrowers and the Banks that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Notice of Borrowing requests a Term Benchmark Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) any request by a Co-Borrower for a Money Market Term SOFR Loan shall be ineffective; and (D) if any Notice of Borrowing requests a Term Benchmark Borrowing or a SONIA Borrowing for the relevant rate above in an Available Currency, then such request shall be ineffective; provided that (x) if the circumstances giving rise to such notice do not affect all the Banks, then requests by a Co-Borrower for Money Market Term SOFR Loans may be made to Banks that are not affected thereby and (y) if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or SONIA Loan in any Available Currency is outstanding on the date of the Co-Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until the Administrative Agent notifies the Co-Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) in the case of a Term Benchmark Loan denominated in any Available Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Currency other than Dollars shall, at the Co-Borrowers election prior to such day: (A) be prepaid by the Co-Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) any such SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Co-Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 8.01), if a Benchmark Transition Event or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or
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further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(c)    [Reserved].
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify the Co-Borrowers and the Banks of (i) any occurrence of a Benchmark Transition Event or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.01.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, EURIBOR Rate, TIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Co-Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Co-Borrowers may revoke any request for a Term Benchmark Borrowing or
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SONIA Borrowing of, conversion to or continuation of Term Benchmark Loans or SONIA Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Co-Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing or SONIA Borrowing denominated in an Agreed Currency (other than Canadian Dollars) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan or SONIA Loan in any Available Currency is outstanding on the date of the Co-Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 8.01, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Available Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Currency shall, at the Co-Borrowers’ election prior to such day: (A) be prepaid by the Co-Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) such SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided, that, with respect to this clause (iii), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected SONIA Loans, at the Co-Borrowers’ election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.
(h)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Co-Borrowers shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including Proposed United States Treasury Regulations Section 1.1001-6 and any future guidance, so that a Benchmark Replacement will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement.
Section 8.02    Illegality. If any Bank reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Applicable Lending Office to make, maintain or fund Term Benchmark Loans (whether denominated in Dollars or an Available Currency), or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars or an Available Currency in the applicable interbank market, then, on notice thereof by such Bank to the Co-Borrowers through the Administrative Agent, (i) any obligation of such Bank to make or continue Term Benchmark Loans in the affected currency or currencies or to convert ABR Loans to Term Benchmark Loans shall be suspended and (ii) if such notice asserts the illegality of such Bank making or maintaining ABR Loans, the interest
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rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Bank, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, in each case until such Bank notifies the Administrative Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Co-Borrowers shall, upon demand from such Bank (with a copy to the Administrative Agent), (A) if applicable and such Bank’s Term Benchmark Loans are denominated in Dollars, prepay or convert all of such Bank’s Term Benchmark Loans to ABR Loans (the interest rate on which ABR Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate) or (B) if applicable and such Bank’s Term Benchmark Loans are denominated in an Available Currency, prepay all of such Bank’s Term Benchmark Loans (the interest rate with respect to such Term Benchmark Loans shall be determined by an alternative rate mutually acceptable to the Co-Borrowers and the applicable Revolving Banks), in each case, either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly after such demand, if such Bank may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Co-Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 8.04. Each Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank.
Section 8.03    Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.
(a)    If any Bank reasonably determines that as a result of the introduction of or any Change in Law, in each case after the date hereof, or such Bank’s compliance therewith, there shall be any material increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Loan or (as the case may be) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Bank in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 8.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes and (ii) Excluded Taxes), then within 15 days after demand of such Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Co-Borrowers shall pay to such Bank such additional amounts as will compensate such Bank for such increased cost or reduction.
(b)    If any Bank reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Bank (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Bank’s desired return on capital), then within 15 days after demand of such Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Co-Borrowers shall pay to such Bank such additional amounts as will compensate such Bank for such reduction.
(c)    The Co-Borrowers shall pay to each Bank, (i) as long as such Bank shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including
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Term Benchmark funds or deposits, additional interest on the unpaid principal amount of each Term Benchmark Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Bank shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Co-Borrowers shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Bank. If a Bank fails to give written notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such written notice.
(d)    For purposes of this Section 8.03, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof and on the date enacted, adopted or issued.
(e)    Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that no Co-Borrower shall be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Co-Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
(f)    Notwithstanding the foregoing provisions of this Section, a Bank shall not be entitled to compensation pursuant to this Section in respect of any Money Market Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Money Market Quote pursuant to which such Loan was made.
Section 8.04    Break-Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12 and is revoked in accordance therewith), (d) the failure to borrow any Money Market Loan after accepting the Money Market Quote to make such Loan, or (e) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Co-Borrower pursuant to Section 8.07(b), then, in any such event, the Co-Borrowers jointly and severally agree to compensate each Bank for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to
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any Bank shall be deemed to include an amount determined by such Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Term Benchmark market. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section shall be delivered to the Co-Borrowers and shall be conclusive absent manifest error. The Co-Borrowers jointly and severally agree to pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 8.05    Taxes.
(a)    Payments Free of Taxes. Any and all payments by either Co-Borrower to or for the account of any Recipient hereunder or under any other Loan Document shall be made without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Co-Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Co-Borrowers. The Co-Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Co-Borrower to a Governmental Authority pursuant to this Section, the Co-Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Tax Indemnity. Without duplication of any amounts paid pursuant to Section 8.05(a) or Section 8.05(b), each Co-Borrower agrees to jointly and severally indemnify, each Recipient within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Co-Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
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(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Co-Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Co-Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Co-Borrowers and the Administrative Agent, at the time or times reasonably requested by Carlisle or the Administrative Agent, such properly completed and executed documentation reasonably requested by Carlisle or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Carlisle or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Carlisle or the Administrative Agent as will enable Carlisle or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.05(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing:
(A)    any Bank that is a U.S. Person shall deliver to the Co-Borrowers and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Carlisle or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Co-Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Carlisle or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of,
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U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI (or any successor form);
(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Co-Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable; or
(4)    to the extent a Foreign Bank is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Co-Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Carlisle or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Carlisle or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Co-Borrowers and the
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Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by Carlisle or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Carlisle or the Administrative Agent as may be necessary for Carlisle and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Co-Borrowers and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    On or before the date it becomes a party to this Agreement, the Administrative Agent shall provide each Co-Borrower with two duly completed original copies of, if it is a United States Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Banks. The Administrative Agent shall deliver to each Co-Borrower, at the time or times prescribed by applicable law or reasonably requested by Carlisle, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the applicable Co-Borrower to determine the amount of Tax (if any) required by to be withheld under applicable law. Upon the reasonable request of Carlisle, the Administrative Agent shall update any form or certification previously delivered pursuant to this Section 8.05(h). If any form or certification previously delivered pursuant to this Section 8.05(h) expires or becomes obsolete or inaccurate with respect to the Administrative Agent, the Administrative Agent shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify Carlisle in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other
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provision of this Section 8.05(h), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.
(i)    If a payment made to the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Administrative Agent shall deliver to the Co-Borrowers at the time or times prescribed by applicable law and at such time or times reasonably requested by Carlisle such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such other documentation reasonably requested by Carlisle as may be necessary for the Co-Borrowers to comply with their obligations under FATCA, to determine whether the Administrative Agent has complied its obligations under FATCA, and to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this Section 8.05(i), “FATCA” shall include any amendments after the date of this Agreement.
(j)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(k)    Defined Terms. For purposes of this Section 8.05, the term “Bank” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 8.06     [Reserved].
Section 8.07    Mitigation Obligations; Replacement of Banks.
(a)     If any Bank requests compensation under Section 8.03, or if a Co-Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or Section 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. Each of the Co-Borrowers hereby jointly and severally agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    If (i) any Bank requests compensation under Section 8.03, (ii) a Co-Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.05 or (iii) any Bank becomes a Defaulting Bank, then the Co-Borrowers may, at their sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights (other than its existing rights to payments pursuant to Section 8.03 or Section 8.05) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Co-Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Bank),
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which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Co-Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Co-Borrowers to require such assignment and delegation cease to apply.
Section 8.08    Unavailability of Available Currency Loans. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for a Bank to make or maintain any Available Currency Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of a Bank makes it impracticable for any Available Currency Loan to be denominated in an Available Currency, then, by written notice to Carlisle and the Administrative Agent, the applicable Bank may: (a) declare that such Loans will not thereafter be made and (b) require that all outstanding Available Currency Loans so affected be repaid.
Section 8.09    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Revolving Bank is a Defaulting Bank:
(a)    facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Bank pursuant to Section 2.09(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank or Swingline Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Bank in accordance with this Section; fourth, as the Co-Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Co-Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Banks, the Issuing Banks or Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Banks or Swingline Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Co-Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Co-Borrowers against such Defaulting Bank as a result of such Defaulting Bank’s breach of its
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obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in the Co-Borrowers’ obligations corresponding to such Defaulting Bank’s LC Exposure and Swingline Loans are held by the Banks pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto;
(c)    the Commitment and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;
(d)    if any Swingline Exposure or LC Exposure exists at the time a Revolving Bank becomes a Defaulting Bank then:
(i)    all or any part of such Swingline Exposure, Available Currency Exposure and LC Exposure of such Defaulting Bank (other than, in the case of a Defaulting Bank that is a Swingline Bank, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Bank, cause such non-Defaulting Bank’s Revolving Credit Exposure to exceed its Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Co-Borrowers shall, jointly and several, within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Co-Borrower’s obligations corresponding to such Defaulting Bank’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.17(j) for so long as such LC Exposure is outstanding;
(iii)    if the Co-Borrowers cash collateralize any portion of such Defaulting Bank’s LC Exposure pursuant to this clause (ii) above, the Co-Borrowers shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.13(b) with respect to such Defaulting Bank’s LC Exposure during the period such Defaulting Bank’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Banks is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Banks pursuant to Section 2.09(a) and
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Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Bank’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.09 with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Revolving Bank is a Defaulting Bank, no Swingline Bank shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Co-Borrowers in accordance with this Section, and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with this Section (and such Defaulting Bank shall not participate therein); and
If (i) a bankruptcy event or a Bail-In Action with respect to a Bank Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Bank or Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, no Swingline Bank shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Bank or the Issuing Banks, as the case may be, shall have entered into arrangements with Carlisle or such Bank, satisfactory to such Swingline Bank or Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.
In the event that each of the Administrative Agent, Carlisle, each Swingline Bank and each Issuing Bank agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposure and LC Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Money Market Loans and Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Applicable Percentage.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to either Co-Borrower, to it care of Carlisle at 16430 N. Scottsdale Rd., Suite 400, Scottsdale, AZ 85254, Attention: Chief Financial Officer; and Tel.: (480) 781-5056;
(b)    if to the Administrative Agent or the Swingline Bank, to it at:
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JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Email: **********;
with a copy to:
Attention: Agency Withholding Tax Inquiries
**********;
and:
Attention: Agency Compliance/Financials/Intralinks
**********;
(c)    if to the Administrative Agent, in its capacity as an Issuing Bank, to it at:
JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: LC Agency Team
Tel: 800-364-1969
Fax: 856-294-5267
Email:**********;
with a copy to:
JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Email:**********;
(d)    if to any other Bank or Issuing Bank (other than JPMorgan Chase Bank, N.A.), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications to the Banks hereunder may be delivered or furnished by using Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or Carlisle may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02    No Waivers. No failure or delay by the Administrative Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as
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a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided and provided in the Notes shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.
Section 9.03    Expenses; Indemnification.
(a)    Expenses. The Co-Borrowers shall jointly and severally pay: (i) all out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with, the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; (ii) all out-of-pocket expenses of each Issuing Bank, including fees and disbursements of special counsel for each Issuing Bank, in connection with, the preparation and administration of any Letter of Credit (including any issuance, modification or payment of any demand under any Letter of Credit), any waiver or consent hereunder or any Default or alleged Default hereunder; and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank and each Bank, including (without duplication) the fees and disbursements of outside counsel (but limited to the reasonable fees, disbursements and other charges of one counsel to such Persons, taken as a whole, and, in the event of an actual or perceived conflict of interest, (x) one additional counsel and (y) one additional local counsel in each relevant jurisdiction, in each case, to each group of similarly affected Persons), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
(b)    Indemnification. The Co-Borrowers agree to jointly and severally indemnify the Administrative Agent, each Person named as “Joint Lead Arranger” or “Joint Bookrunner” on the cover page to this Agreement, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities, losses, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial Proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, costs or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the material breach by such Indemnitee of its obligations under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee or (y) arisen out of disputes solely between and among Indemnitees (other than (1) as a result of any act or omission by a Co-Borrower or any of their respective Affiliates and (2) any dispute involving an Indemnitee acting in its capacity or fulfilling its role as Administrative Agent or Joint Lead Arranger). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    Currency Indemnification. The Co-Borrowers agree to jointly and severally indemnify each Bank for any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Bank as a result of the failure of any Co-Borrower to pay any Available Currency Loan or any interest thereon in the Available Currency in which such Loan was originally made.
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(d)    Banks. Each Bank severally agrees to pay any amount required to be paid by the Co-Borrowers under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Co-Borrower and without limiting the obligation of the Co-Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    Timing. All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Bank, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Co-Borrowers against any and all of the obligations of such Co-Borrower now or hereafter existing under this Agreement or any other Loan Document to such Bank or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Bank, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Co-Borrowers may be contingent or unmatured or are owed to a branch office or Affiliate of such Bank or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.09 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. The rights of each Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, such Issuing Bank or their respective Affiliates may have. Each Bank and Issuing Bank agrees to notify Carlisle and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
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Section 9.05    Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (w) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Co-Borrowers and the Required Banks, (x) pursuant to a Term Loan Supplement executed in accordance with the terms and conditions of Section 2.01(d) which only needs to be signed by the Co-Borrowers, the Administrative Agent and the Banks providing the Term Commitments thereunder, (y) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.18 which only needs to be signed by the Co-Borrowers, the Administrative Agent and the Revolving Banks increasing or providing new Revolving Commitments, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Co-Borrowers, with the consent of the Required Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13 or Section 9.04 in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank directly affected thereby, (vi) release either Co-Borrower from its obligations under the Loan Documents, without the written consent of each Bank (not including any Defaulting Bank), or (vii) change any provisions of any of the Loan Documents in a manner that by its terms adversely affects the rights in respect of payments due to Banks holding a class of Loans differently than those holding Loans of any other class, without the written consent of Banks holding a majority in interest of the outstanding Loans and unused commitments of each affected class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Available Currency Revolving Bank, the Administrative Agent, any Issuing Bank or the Swingline Bank without the prior written consent of such Available Currency Revolving Bank, the Administrative Agent, the Issuing Bank or the Swingline Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Banks, the Term Banks, or the Available Currency Revolving Banks but not any other group of Banks, may be effected by an agreement or agreements in writing entered into by the Co-Borrowers and requisite percentage in interest of the affected class of Banks.
Section 9.06    Successors and Assigns.
(a)    Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) Carlisle may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by Carlisle without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the
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Related Parties of each of the Administrative Agent, the Issuing Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments (i) Subject to the conditions set forth in paragraph 9.06(b)(ii) below, any Bank may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    Carlisle (provided that Carlisle shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of Carlisle shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Bank (other than a Defaulting Bank) with a Commitment immediately prior to giving effect to such assignment;
(C)    the Issuing Banks, in the case of assignments of Revolving Loans or Revolving Commitments; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Co-Borrowers under Sections 6.01(g) or 6.01(h) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; and
(D)    the Swingline Bank, in the case of assignments of Revolving Loans or Revolving Commitments; provided that no consent of a Swingline Bank shall be required if (x) an Event of Default occurs with respect to the Co-Borrowers under Sections 6.01(g) or 6.01(h) and (y) such Swingline Bank has no outstanding Swingline Loans at that time.
(ii)     Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Carlisle and the Administrative Agent otherwise consent, provided that no such consent of Carlisle shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved
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Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Bank or the assignee Bank or shared between such Banks; and
(D)    the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about Carlisle and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.06(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its Bank Parent, or (c)  a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.03(a), Section 8.04, Section 8.05 and Section 9.03). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of Carlisle, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Carlisle, the Administrative Agent, the Issuing Banks and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. This Section 9.06(b)(iv) shall be construed so that each Loan, LC Disbursement and other obligation hereunder is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The Register shall be
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available for inspection by Carlisle, any Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Bank and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire and any tax documentation required by Section 8.05(f) (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.17(d) or Section 2.17(e), Section 2.04(b), Section 2.13 or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Participations. Any Bank may, without the consent of Carlisle, the Administrative Agent, the Issuing Banks or the Swingline Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged; (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) Carlisle, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02. that affects such Participant. Carlisle agrees that each Participant shall be entitled to the benefits of Section 8.03, Section 8.04 and Section 8.05 (subject to the requirements and limitations therein, applied as if such Participant were a Bank) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 and Section 8.05(f) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 8.03 or Section 8.05, with respect to any participation, than the Bank from which it acquired such participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation. Each Bank that sells a participation agrees, at Carlisle’s request and expense, to use reasonable efforts to cooperate with the applicable Co-Borrower to effectuate the provisions of Section 8.07(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Bank, provided such Participant agrees to be subject to Section 8.09(b) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Carlisle, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans, Letters of Credit, LC Disbursements or other
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obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit, LC Disbursements or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, LC Disbursements or other obligation is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Pledge. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
Section 9.07    Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section 9.08    Governing Law; Submission to Jurisdiction. This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of New York. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each Co-Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank, any Issuing Bank, any of their respective affiliates or any of their respective directors, officers, agents and employees in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Bank or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Co-Borrower or its properties in the courts of any jurisdiction. Each Co-Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical
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entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
Section 9.09    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Co-Borrowers without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Co-Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Co-Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary
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Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Co-Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.10    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Limitation of Liability. To the extent permitted by applicable law (a) no Co-Borrower shall assert, and each Co-Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet); except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that such Indemnitee acted with gross negligence or willful misconduct, and (b) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.12 shall relieve any Co-Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
Section 9.13    Construction. Each Co-Borrower, the Administrative Agent and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.
Section 9.14    Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of,
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another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 9.15    WAIVER OF JURY TRIAL. EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.16    Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Regulatory Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Co-Borrower and its obligations, (g) with the consent of Carlisle or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis from a source other than a Co-Borrower. For the purposes of this Section, “Information” means all information received from a Co-Borrower relating to either Co-Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the applicable Co-Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in any commitment or fee letter executed in connection herewith to the contrary or the forgoing provisions, the parties hereto may disclose to any Person, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to a Co-Borrower relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this proviso shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the such transactions.
EACH BANK ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING CARLISLE AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
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ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A CO-BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT CARLISLE AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE CO-BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
For the avoidance of doubt, nothing in this Section 9.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 9.17    USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Co-Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Co-Borrowers, which information includes the name and address of the Co-Borrowers and other information that will allow such Bank to identify the Co-Borrowers in accordance with the Patriot Act.
Section 9.18    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Co-Borrowers in respect of any such sum due from it to the Administrative Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Bank from the Co-Borrowers in the Agreement Currency, the Co-Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Bank in such Agreement Currency, the Administrative Agent or such Bank, as the case may be, agrees to return the amount of any excess to the Co-Borrowers (or to any other Person who may be entitled thereto under applicable law).
Section 9.19    No Fiduciary Duty, etc. Each of the Co-Borrowers acknowledges and agrees, and acknowledges its respective Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Co-Borrowers with respect to the Loan Documents and the transactions contemplated therein and not as a
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financial advisor or a fiduciary to, or an agent of, a Co-Borrower or any other person. Each of the Co-Borrowers agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of the Co-Borrowers acknowledges and agrees that no Credit Party is advising a Co-Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of the Co-Borrowers shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to such a Co-Borrower with respect thereto.
Each of the Co-Borrowers further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Co-Borrowers and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, each of the Co-Borrowers acknowledges and agrees, and acknowledges its respective Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Co-Borrowers or their Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from Carlisle by virtue of the transactions contemplated by the Loan Documents or its other relationships with Carlisle in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Carlisle also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Carlisle, confidential information obtained from other companies.
Section 9.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
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(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.21    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Banks or the Administrative Agent under the Prior Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Prior Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Co-Borrowers outstanding as of such date under the Prior Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Commitments of the Banks hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
CARLISLE COMPANIES INCORPORATED
By:          /s/ Stephen P. Aldrich
Name:    Stephen P. Aldrich
Title:    Vice President and Chief Accounting Officer

CARLISLE. LLC
By:          /s/ Stephen P. Aldrich
Name:    Stephen P. Aldrich
Title:    President and Treasurer

[Signature Page to Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank, Swingline Bank and a Bank
By:      /s/ Marlon Mathews
Name: Marlon Mathews
Title: Executive Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A., as an Issuing Bank and as a Bank
By:      /s/ Steven Chen
Name: Steven Chen
Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Bank and as a Bank
By:      /s/ Kathryn DuFour
Name: Kathryn DuFour
Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

TRUIST BANK, as an Issuing Bank and as a Bank
By:      /s/ Anika Kirs
Name: Anika Kirs
Title: Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank
By:      /s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

[Signature Page to Fifth Amended and Restated Credit Agreement]

PNC BANK NATIONAL ASSOCIATION, as a Bank
By:      /s/ Jonas R. Berglund
Name: Jonas R. Berglund
Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Bank
By:      /s/ Kevin McCarthy
Name: Kevin McCarthy
Title: Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Bank
By:      /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Fifth Amended and Restated Credit Agreement]